EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
JUNE 29, 2015
among
HINES GLOBAL REIT PROPERTIES LP,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
J.P. MORGAN EUROPE LIMITED,
as Administrative Agent for Foreign Currencies
and
BANK OF AMERICA, N.A.,
as Syndication Agent
and
BANK OF MONTREAL, CHICAGO BRANCH,
REGIONS BANK
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents
J.P. MORGAN SECURITIES LLC and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Bookrunners and Joint Lead Arrangers

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TABLE OF CONTENTS
Page
ARTICLE I Definitions    1
SECTION 1.01 Defined Terms    1
SECTION 1.02 Classification of Loans and Borrowings    22
SECTION 1.03 Terms Generally    22
SECTION 1.04 Accounting Terms; GAAP    23
SECTION 1.05 Currencies; Currency Equivalents    23
ARTICLE II The Credits    23
SECTION 2.01 Commitments    23
SECTION 2.02 Loans and Borrowings    24
SECTION 2.03 Requests for Revolving Borrowings    24
SECTION 2.04 Change of Currency    25
SECTION 2.05 Swingline Loans    26
SECTION 2.06 Letters of Credit    27
SECTION 2.07 Funding of Borrowings    30
SECTION 2.08 Interest Elections    31
SECTION 2.09 Termination, Reduction and Increase of Commitments    32
SECTION 2.10 Repayment of Loans; Evidence of Debt    33
SECTION 2.11 Prepayment of Loans    34
SECTION 2.12 Fees    35
SECTION 2.13 Interest    36
SECTION 2.14 Alternate Rate of Interest    37
SECTION 2.15 Increased Costs    37
SECTION 2.16 Break Funding Payments    38
SECTION 2.17 Taxes    39
SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs    42
SECTION 2.19 Mitigation Obligations; Replacement of Lenders    44
SECTION 2.20 Defaulting Lenders    44
SECTION 2.21 Special Provisions Regarding Foreign Currency Loans    46
SECTION 2.22 Extension    47
ARTICLE III Representations and Warranties    48
SECTION 3.01 Organization; Powers    48
SECTION 3.02 Authorization; Enforceability    49
SECTION 3.03 Governmental Approvals; No Conflicts    49
SECTION 3.04 Financial Condition; No Material Adverse Change    49
SECTION 3.05 Properties    49
SECTION 3.06 Litigation and Environmental Matters    50
SECTION 3.07 Compliance with Laws and Agreements    51
SECTION 3.08 Investment Company Status    51
SECTION 3.09 Taxes    51
SECTION 3.10 ERISA    51
SECTION 3.11 Disclosure    52
SECTION 3.12 Insurance    52
SECTION 3.13 Subsidiaries    52

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SECTION 3.14 Solvent    52
SECTION 3.15 Anti-Corruption Laws and Sanctions    52
ARTICLE IV Conditions    53
SECTION 4.01 Effective Date    53
SECTION 4.02 Each Credit Event    53
ARTICLE V Affirmative Covenants    54
SECTION 5.01 Financial Statements; Ratings Change and Other Information    54
SECTION 5.02 Notices of Material Events    55
SECTION 5.03 Existence; Conduct of Business    55
SECTION 5.04 Payment of Obligations    55
SECTION 5.05 Maintenance of Properties; Insurance    55
SECTION 5.06 Books and Records; Inspection Rights    55
SECTION 5.07 Compliance with Laws    56
SECTION 5.08 Use of Proceeds and Letters of Credit    56
SECTION 5.09 Accuracy Of Information    56
SECTION 5.10 Financial Tests    56
SECTION 5.11 Unencumbered Pool    57
SECTION 5.12 Guaranties    58
SECTION 5.13 Environmental Matters    58
ARTICLE VI Negative Covenants    59
SECTION 6.01 Indebtedness    59
SECTION 6.02 Liens    59
SECTION 6.03 Fundamental Changes    60
SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions    62
SECTION 6.05 Hedging Agreements    62
SECTION 6.06 Restricted Payments    63
SECTION 6.07 Transactions with Affiliates    63
SECTION 6.08 Restrictive Agreements    63
SECTION 6.09 Lender Ownership    63
SECTION 6.10 Use of Proceeds and Letters of Credit    63
SECTION 6.11 Government Regulation    64
ARTICLE VII Events of Default    64
SECTION 7.01 Events of Default    64
ARTICLE VIII The Administrative Agent    66
SECTION 8.01 General    66
ARTICLE IX Miscellaneous    68
SECTION 9.01 Notices    68
SECTION 9.02 Waivers; Amendments    70
SECTION 9.03 Expenses; Indemnity; Damage Waiver    70
SECTION 9.04 Successors and Assigns    72
SECTION 9.05 Survival    75
SECTION 9.06 Counterparts; Integration; Effectiveness    75
SECTION 9.07 Severability    75

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SECTION 9.08 Right of Setoff    75
SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process    76
SECTION 9.10 WAIVER OF JURY TRIAL    76
SECTION 9.11 Headings    76
SECTION 9.12 Confidentiality    77
SECTION 9.13 Interest Rate Limitation    77
SECTION 9.14 Judgment Currency    78
SECTION 9.15 USA PATRIOT Act    79

SCHEDULES:
Schedule 2.01 -- Commitments
Schedule 3.06 -- Disclosed Matters
Schedule 3.13 -- List of Subsidiaries
Schedule 5.11 -- Unencumbered Pool
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.08 -- Existing Restrictions
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- List of Guarantors
Exhibit B-1 -- Form of Guaranty
Exhibit C -- Form of Revolving/Term Note
Exhibit C-1 -- Form of Swingline Note
Exhibit D -- Form of Compliance Certificate
Exhibit E-1 -- U.S. Tax Compliance Certificate
Exhibit E-2 -- U.S. Tax Compliance Certificate
Exhibit E-3 -- U.S. Tax Compliance Certificate
Exhibit E-4 -- U.S. Tax Compliance Certificate

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of June 29, 2015, among HINES GLOBAL REIT PROPERTIES LP, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, J.P. MORGAN EUROPE LIMITED, as Administrative Agent for Foreign Currencies, BANK OF AMERICA, N.A., as Syndication Agent, and BANK OF MONTREAL, CHICAGO BRANCH, REGIONS BANK, and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.
The Borrower, the Administrative Agent and certain of the Lenders entered into a Credit Agreement dated as of May 22, 2013 (as amended to the date hereof, the “Original Credit Agreement”). The Borrower, the Administrative Agent and the Lenders have agreed to amend and restate the Original Credit Agreement pursuant to the terms of this Agreement. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that, with respect to Eurodollar Borrowings denominated in a Foreign Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.
“Adjusted Net Operating Income” means, for any income producing Real Property, the Net Operating Income less the Capital Expenditure Reserve for such property.
“Administrative Agent” means (a) with respect to Borrowing Requests and the administration of Loans denominated in a Foreign Currency and Foreign Currency Letters of Credit, J.P. Morgan Europe Limited, and (b) for all other purposes under the Loan Documents, JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page or LIBOR02 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal

Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Loan Commitments represented by such Lender’s Revolving Loan Commitment, or the percentage of the total Foreign Currency Commitments represented by such Lender’s Foreign Currency Commitment, or the percentage of the total Term Loan Commitments represented by such Lender’s Term Loan Commitment, as applicable. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the ratio of Indebtedness to Total Asset Value, depending on whether a Revolving Loan or a Term Loan:
Revolving Loans and Swingline Loans:

Ratio of Indebtedness to Total Asset Value:	ABR Spread	Eurodollar Spread
Category 1 less than 45%	0.50%	1.50%
Category 2 greater than or equal to 45% and less than 50%	0.60%	1.60%
Category 3 greater than or equal to 50% and less than 55%	0.75%	1.75%
Category 4 greater than or equal to 55% and less than 60%	1.00%	2.00%
Category 5 greater than or equal to 60%	1.25%	2.25%

Term Loans:

Ratio of Indebtedness to Total Asset Value:	ABR Spread	Eurodollar Spread
Category 1 less than 45%	0.45%	1.45%
Category 2 greater than or equal to 45% and less than 50%	0.55%	1.55%
Category 3 greater than or equal to 50% and less than 55%	0.70%	1.70%
Category 4 greater than or equal to 55% and less than 60%	1.00%	2.00%
Category 5 greater than or equal to 60%	1.25%	2.25%

For purposes of the foregoing, until the Administrative Agent has received the Compliance Certificate for the period ending June 30, 2015, the Applicable Rate for Category 2 shall be in effect.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Australian Bill Rate” means, for any Interest Period: (a) the average bid rate (expressed as a percentage yield per annum to maturity being the arithmetic average, rounded up to the nearest four decimal places) published at or about 10:30 a.m., Sydney local time, on the first day of such Interest Period on the Reuters Screen under the heading “BBSY” for bills of exchange having a tenor approximating as closely as possible the length of such Interest Period, or (b) if the rate described under clause (a) above is not published at the relevant time, or the basis on which that rate is displayed is changed and in the opinion of the Administrative Agent it ceases to reflect the applicable Lenders’ cost of funding, then the applicable rate will be determined by the Administrative Agent to be the average of the buying rates quoted to the Administrative Agent by three (3) Australian banks at or about 10:30 a.m., Sydney local time, on the date of determination for bills of exchange with a tenor approximating the length of such Interest Period.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date for Revolving Loans (as same may be extended in accordance with this Agreement) and the date of termination of the Revolving Loan Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Hines Global REIT Properties LP, a Delaware limited partnership.
“Borrowing” means (a) Loans of the same Class or Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, (b) when used in connection with a Loan or a Letter of Credit denominated in a Foreign Currency, the term “Business Day” shall also exclude any day on which commercial banks and the London foreign exchange market are not open to settle payments in the Principal Financial Center where such Foreign Currency is cleared and settled, and (c) when used in connection with a Loan or Letter of Credit denominated in Euros, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euros.
“Capital Expenditure Reserve” means, on an annual basis (or a pro-rata basis for assets owned less than twelve (12) months on the date of calculation), an amount equal to the product of (a) the aggregate number of gross square feet of improvements contained in each Real Property parcel owned by the Borrower or any Subsidiary of the REIT that has reached the Stabilization Date, measured as of the last day of each of the immediately preceding four (4) calendar quarters and averaged, multiplied by (b) $0.15 for Retail Property and Industrial Property, $0.25 for Office Buildings, plus the sum of $200 per unit for Multifamily Residential Property that has reached the Stabilization Date. Capital Expenditure Reserve shall be calculated on a consolidated basis, and including (without duplication) the Equity Percentage of Capital Expenditure Reserve for the REIT’s Subsidiaries and Unconsolidated Affiliates.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CDOR Rate” means, with respect to a Eurodollar Borrowing denominated in Canadian Dollars for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of all institutions listed in respect of the relevant Interest Period for Canadian dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m., Chicago, Illinois time, on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m., Chicago, Illinois time, to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR component of such rate calculated above on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m., Chicago, Illinois time, on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.
“Change in Control” means (a) the management and operations of the investment advisor to the REIT (for so long as it is a real estate investment trust) are no longer controlled by a Hines Affiliate; (b) a Hines Affiliate no longer has the day to day Control of any successor to the REIT that is not a real estate investment trust; (c) the REIT (or its successor) shall no longer Control the Borrower; or (d) the REIT (or its successor) shall no longer own (directly or indirectly) at least seventy percent (70%) of the Equity Interests in the Borrower.
“Change in Law” means the occurrence after the Effective Date (or, with respect to any Lender that becomes a party to this Agreement after the Effective Date, such later date after which such Lender becomes a party to this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means the Revolving Loan Commitment or the Term Loan Commitment, or any combination thereof (as the context requires).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning set forth in Section 5.01(c) hereof and a form of which is attached hereto as Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise, capital or similar Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.
“Currency Valuation Date” has the meaning set forth in Section 2.11(c).
“Debt Service Coverage Ratio” means the ratio of (a) the REIT’s EBITDA for the immediately preceding four (4) calendar quarters less the Capital Expenditure Reserve for such period; to (b) all of the principal and interest paid on the REIT’s Indebtedness for such period (excluding balloon payments of principal due at the stated maturity of such Indebtedness, and any full or partial loan prepayments prior to the stated maturity thereof).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Dollar Equivalent” means, with respect to any Revolving Credit Exposure denominated in any Foreign Currency, the amount of dollars that would be required to purchase the amount of the Foreign Currency equal to such Revolving Credit Exposure on the date of determination, based upon the exchange rate at approximately 11:00 a.m., London time, on the Reuters World Currency Page. In the event that such rate does not appear on any Reuters World Currency Page, the exchange rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such exchange rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of dollars are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the dollars for delivery two (2) Business Days later; provided, however, that if, at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any method as it reasonably deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“dollars”, “Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Real Property” means Real Property located in one of the fifty states of the United States of America.
“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, in each case, as determined on a consolidated basis in accordance with GAAP, plus or minus (c) to the extent included in the determination of net income, any losses or gains resulting from (i) Real Property sales other than merchant build sales, (ii) write-downs, write-ups, write-offs or other valuation adjustments of assets or liabilities, (iii) adjustments for interest rate swaps, (iv) adjustments for acquisition fees and related costs included as an expense, (v) adjustments for “straight-line rent accounting,” (vi) prepayment of debt, and (vii) non-cash adjustments for currency exchanges, and including (without duplication) the Equity Percentage of EBITDA for the REIT’s Subsidiaries and Unconsolidated Affiliates.
“Effective Date” means the date of this Agreement.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®,ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Ground Lease” means a lease of Real Property in which the Borrower, a Subsidiary of the Borrower or a Subsidiary of the REIT is ground lessee meeting the following requirements: (a) a remaining term (including renewal options exercisable at lessee’s sole option) of at least twenty-five (25) years, and (b) the Administrative Agent has determined that the ground lease is financeable in that it provides or allows (either in the ground lease or in a current valid estoppel letter executed by the landlord) for, without further consent from the landlord, (i) notice and right to cure to lessee’s lender, (ii) a pledge and mortgage of the leasehold interest, and (iii) recognition of a foreclosure of the leasehold interest including no prohibition on entering into a new lease with the lender.
“Eligible Qualified Property” means Qualified Real Property that satisfies all of the following requirements: (a) such property must be wholly owned (if held within a Subsidiary of the Borrower or the REIT, such Subsidiary shall be prohibited from incurring recourse indebtedness); (b) such property must be free from any material structural, title or environmental issues; and (c) such property must be controlled by the Borrower or the REIT.
“EMU Legislation” means the legislative measures of the European Council (including the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Equity Percentage” means the aggregate ownership percentage of the REIT and its Subsidiaries in each Subsidiary or Unconsolidated Affiliate, which shall be calculated as follows: (a) for inclusion in Indebtedness, the REIT’s nominal capital ownership interest in the Subsidiary or the Unconsolidated Affiliate as set forth in the Subsidiary’s or the Unconsolidated Affiliate’s organizational documents, and (b) for all other purposes, the greater of (i) the REIT’s nominal capital ownership interest in the Subsidiary or the Unconsolidated Affiliate as set forth in the Subsidiary’s or the Unconsolidated Affiliate’s organizational documents, and (ii) the REIT’s economic ownership interest in the Subsidiary or the Unconsolidated Affiliate, reflecting the REIT’s share of income and expenses of the Subsidiary or the Unconsolidated Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 303 of ERISA and Section 430 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan by the PBGC (for which the reporting requirements have not been waived); (b) the failure of a Plan to meet the minimum funding standards under Section 430 of the Code or Section 302(c) of ERISA (determined without regard to any waiver of funding provisions therein); (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the institution of proceedings to terminate any Plan or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan (as a substantial employer pursuant to Section 4063 of ERISA) or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Euro” means the single currency of participating member states of the European Union.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate, the CDOR Rate or the Australian Bill Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party or the grant by such Loan Party of a security interest becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Party or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise, capital and similar Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or the inaccuracy or deficiency of any form or documentation provided thereunder, (d) any U.S. Federal withholding Taxes imposed under FATCA, and (e) any withholding Taxes imposed on amounts payable to or for the account of an Administrative Agent pursuant to a law in effect on the date on which such Administrative Agent becomes a party to this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version of such provisions that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Financial Officer” means the chief financial officer, chief operating officer, principal accounting officer, treasurer or controller of the Borrower.
“Foreign Currency” means the lawful currency of any of (a) the United Kingdom (British Pounds Sterling), (b) the European Economic Union (Euros), (c) Australia (the Australian Dollar), or (d) Canada (the Canadian Dollar).
“Foreign Currency Commitment” means with respect to each Lender, the amount set forth on Schedule 2.01 as its commitment for Revolving Loans in Foreign Currencies, or in the Assignment and Assumption pursuant to which such Lender assumed its Commitment, as such amount may be reduced or increased from time to time pursuant to assignment by or to such Lender pursuant to Section 9.04 or increased or decreased pursuant to Section 2.09. The aggregate Dollar Equivalent of the Lenders’ Foreign Currency Commitments is $400,000,000.
“Foreign Currency Equivalent” means, with respect to any amount in dollars, the amount of any Foreign Currency that could be purchased with such amount of dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent,” as determined by the Administrative Agent.
“Foreign Currency Letter of Credit” means any Letter of Credit denominated in Foreign Currency.
“Foreign Currency Sublimit” means the Dollar Equivalent of Revolving Loans denominated in Foreign Currency and Foreign Currency Letters of Credit, equal to $400,000,000.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means, collectively, Hines Global REIT, Inc., a Maryland corporation, the Persons listed on Exhibit B attached hereto, and any other Person who from time to time has executed a Guaranty as required by the terms of this Agreement.
“Guaranty” means a guaranty in the form of Exhibit B-1 attached hereto, and collectively all of such Guaranties.
“Hazardous Materials” means all wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“HILP” means Hines Interests Limited Partnership, a Delaware limited partnership.
“Hines Affiliate” means any entity which (x) is any of (i) a general or limited partnership, in which the only managing general partners are Gerald D. Hines, Jeffrey C. Hines, HILP or another Hines Affiliate; (ii) a limited liability company in which the only managing members are one or more of Gerald D. Hines, Jeffrey C. Hines, HILP or another Hines Affiliate; (iii) a corporation a majority of the voting stock of which is owned, directly or indirectly, by members of the Hines Family, one or more Hines Family Trusts or another Hines Affiliate; (iv) HILP; (v) any Hines Fund; or (vi) any other entity other than the entities described in clauses (i) - (v) of this definition that is Controlled, directly or indirectly, by Gerald D. Hines, Jeffrey C. Hines, a Hines Family Trust, HILP or another Hines Affiliate, and (y) has non-exclusive rights in writing to use the “Hines” name or brand and to access the “Hines” support network in discharging its obligations under this Agreement.

“Hines Family” means any one or more of (i) Jeffrey C. Hines, his spouse and his children (including, without limitation, children by adoption); (ii) Gerald D. Hines, his spouse and his children and grandchildren (including, without limitation, children and grandchildren by adoption); or (iii) the estate of either of Jeffrey C. Hines or Gerald D. Hines.
“Hines Family Trust” means a trust, the vested beneficiaries of which include members of the Hines Family and in which the only trustees are Gerald D. Hines, Jeffrey C. Hines, HILP, another Hines Affiliate, or one or more current officers or directors of a Hines Affiliate.
“Hines Fund” means any fund or co-investment vehicle, platform or program (e.g., a series of related coordinated investments through project-specific legal entities) controlled by HILP or another Hines Affiliate, as fund/entity/program managing general partner, managing member or manager, including without limitation, any real estate investment trust or similar entity; and “Hines Funds” means more than one Hines Fund.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others based on the amount guaranteed by such Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) payments received in consideration of sale of an ownership interest in the Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person, and (l) all obligations, contingent or otherwise, of such Person with respect to any Hedging Agreements that are not secured by Real Property. For purposes of determining Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Each of the components of Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, as applicable, and including (without duplication) the Equity Percentage of Indebtedness for the REIT’s Subsidiaries and Unconsolidated Affiliates.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Industrial Property” means Real Property that is used primarily for service center/light industrial/bulk warehouse (not heavy manufacturing) purposes.
“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).
“Information Memorandum” means the Confidential Information Memorandum dated May, 2015 relating to the Borrower and the Transactions.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Expense” means all of a Person’s paid, accrued or capitalized interest expense (excluding from capitalized interest expense funds available to be drawn for interest expense on a construction loan, either from the loan or an established reserve account) on such Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but not non-cash interest expense on convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the REIT’s Subsidiaries and Unconsolidated Affiliates.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each calendar month, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter and, if agreed upon by all Lenders, twelve months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“International Real Property” means any Real Property that is not Domestic Real Property.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period (as defined in the definition of “LIBO Rate”); and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and Bank of America, N.A., in each’s capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“JPMCB” means JPMorgan Chase Bank, N.A., in its individual capacity.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (other than Foreign Currency Borrowings in British Pounds Sterling, which will be determined on the date of commencement of such Interest Period); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Notes, the Guaranty and all other instruments, agreements and written obligations executed and delivered by any of the Loan Parties in connection with the transactions contemplated hereby.
“Loan Party” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, and shall mean either the Revolving Loans or the Term Loan, or both, as applicable.
“Major Acquisition” means (i) any single acquisition of a Person or assets by the REIT that has a gross purchase price equal to or greater than ten percent (10.0%) of the then Total Asset Value (without giving effect to the acquisition), or (ii) one or more acquisitions of one or more Persons or assets by the REIT in any two (2) consecutive calendar quarters which in the aggregate have a gross purchase price equal to or greater than ten percent (10.0%) of the Total Asset Value (without giving effect to the acquisition).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the REIT and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding (a) $25,000,000 for Recourse Debt, and (b) $60,000,000 for all other such Indebtedness.
“Maturity Date” means four (4) years after the Effective Date, as the same may be extended in accordance with Section 2.22.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Multifamily Residential Property” means Real Property that is used primarily for multifamily residential apartments, which may include ancillary uses such as retail uses.
“Net Operating Income” means, for any income producing operating Real Property, the difference between (a) any rental revenues (other than those paid or payable other than in cash), proceeds and other income received from such property, including all pass-through reimbursables (to the extent the expense being reimbursed is included as an expense in clause (b) below), early lease termination or other penalties to the extent they replace revenue which would have been earned during the same period, proceeds from rental interruption insurance, and percentage rent (but excluding security or other deposits, or other income of a non-recurring nature) during the determination period, less (b) an amount equal to all costs and expenses (excluding interest expense, income taxes and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period; provided, however, that the amount for the expenses for the management of a property included in clause (b) above shall be set at the greater of actual expense or two and one-half percent (2.5%) of the amount provided in clause (a) above. Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Net Operating Income for the REIT’s Subsidiaries and Unconsolidated Affiliates.

“Net Worth” means Total Asset Value less Indebtedness of the REIT.
“Note” means a promissory note in the form attached hereto as Exhibit C payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by the Borrower, as the same may be amended, supplemented, modified or restated from time to time and shall include the Swingline Note; “Notes” means, collectively, all of such Notes outstanding at any given time.
“Occupancy Level” means the occupancy level of a Real Property that is leased to bona fide tenants (including leases to Affiliates of any Loan Party or the subject property manager (or any of their respective Affiliates) up to a maximum amount of space covered by such leases (including expansion options) of five percent (5.0%) of the net rentable space in the applicable project) paying rent required under written leases, based on the square feet of occupancy at the time of determination.
“Office Buildings” means Real Property that is used primarily for general office space, which may include ancillary uses such as retail and restaurant uses.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary intangible, recording, filing or similar other excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 7.01; and
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary of the Borrower;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 430 of the Code or Section 303 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Principal Financial Center” means, in the case of any Foreign Currency, the principal financial center where such Foreign Currency is cleared and settled, as determined by the Administrative Agent.
“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Real Property” means Real Property that (a) is not subject to a Lien in any manner, other than Permitted Encumbrances, and (b) is not subject to or affected by any limiting agreement as described in Section 6.08 of this Agreement.
“Real Property” means, collectively, all interest in any land and improvements located thereon (including Eligible Ground Leases and direct financing leases of land and improvements owned by a Person), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by any Person.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
“Recourse Debt” means Indebtedness of the REIT and any of its Subsidiaries for which the obligor (including as a guarantor) has personal liability in addition to the value of the collateral.
“Register” has the meaning assigned to such term in Section 9.04.
“REIT” means Hines Global REIT, Inc., a Maryland corporation.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Term Loans and unused Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures, Term Loans and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
“Retail Property” means Real Property that is used primarily as a retail shopping center, which may include ancillary uses such as office, medical and restaurant uses.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.03.
“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. A Lender’s Revolving Loan Commitment shall include its Foreign Currency Commitment, if any. The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $425,000,000.
“S&P” means Standard & Poor’s.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Secured Debt” means the Indebtedness of the REIT and any of its Subsidiaries secured by a Lien.
“Secured Recourse Debt” means Secured Debt that is Recourse Debt.
“Sharing Event” means (i) the occurrence of an Event of Default with respect to a Loan Party under clauses (g) or (h) of Section 7.01, or (ii) the acceleration of the maturity date of the Loans by the Administrative Agent upon the occurrence of an Event of Default.

“Stabilization Date” means, with respect to a property, the earlier of (a) twelve (12) months after substantial completion of new construction or development, or (b) the first date the Occupancy Level is at least ninety percent (90%).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Debt” means Unsecured Debt owed to Hines Interests Limited Partnership or Persons Controlled by Hines Interests Limited Partnership, and subordinated to the payment of the Indebtedness incurred under this Agreement and any Liens securing the Indebtedness incurred under this Agreement on terms satisfactory to the Administrative Agent.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means each of JPMCB and Bank of America, N.A., in each’s capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.05.
“Swingline Note” means a promissory note in the form attached hereto as Exhibit C-1 payable to the Swingline Lender evidencing the obligations of the Borrower to the Swingline Lender and executed by the Borrower, as the same may be amended, supplemented, modified or restated from time to time.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder on the Effective Date in an amount not exceeding the amount set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Loan Commitments is $495,000,000.
“Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all of the REIT’s, the Borrower’s and any of the REIT’s Subsidiaries’ Real Property multiplied by the Equity Percentage for that REIT Subsidiary; plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits (other than as allowed by clause (e) of this definition) of the REIT; plus (c) investments in the REIT’s Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Real Property, valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate; plus (d) loans, advances and extensions of credit that are made by the REIT or any of its Subsidiaries or Unconsolidated Affiliates that are not then in default (calculated on the book value of the investment in accordance with GAAP, multiplied in the case of Subsidiaries of the REIT and Unconsolidated Affiliates by the Equity Percentage for that Subsidiary or Unconsolidated Affiliate); plus (e) earnest money deposits for potential Real Property acquisitions where the potential beneficiary of the deposit is not claiming that the underlying purchase agreement is in default, not to exceed five percent (5.0%) of Total Asset Value before giving effect to such deposits. For the purposes of calculating Total Asset Value, the aggregate value of International Real Property may not exceed 55% of Total Asset Value inclusive of such amount.
“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is a Eurodollar Loan or Borrowing or is determined by reference to the Alternate Base Rate.
“Unconsolidated Affiliate” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would not be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
“Unencumbered Interest Coverage Ratio” means the ratio of (a) the Adjusted Net Operating Income for the Unencumbered Pool for the immediately preceding four (4) calendar quarters, to (b) the greater of (i) the REIT’s Interest Expense on all of the Unsecured Debt other than Subordinated Debt for the immediately preceding four (4) calendar quarters or (ii) an amount equal to the Unsecured Debt other than Subordinated Debt on the determination date multiplied by five and one-half percent (5.50%) per annum. If the applicable Real Property has not been owned for all of the twelve (12) preceding months, then the calculation of the ratio for clause (ii) shall use the annualized Adjusted Net Operating Income for that property based on the period of ownership.
“Unencumbered Pool” has the meaning assigned to such term in Section 5.11.
“Unencumbered Value Ratio” means the ratio (expressed as a percentage) of (a) the Unsecured Debt other than Subordinated Debt to (b) the sum of (without duplication) the aggregate Value of all of the Unencumbered Pool.

“Unsecured Debt” means Indebtedness of the REIT and its Subsidiaries which is not Secured Debt, including the Loans.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Value” means for all Real Property owned by the REIT or a Subsidiary of the REIT, the sum of the “as is” appraised value based on appraisals that are prepared within the last twelve (12) months; provided, however, that if the Real Property has been acquired within the twelve (12) month period preceding the determination date, and Borrower does not have a satisfactory appraisal then the gross purchase price will be the “Value”. All appraisals of Domestic Real Property will be performed by independent third parties, in accordance with the Appraisal Foundation’s Uniform Standards of Professional Appraisal Practice and by personnel who are members of the Appraisal Institute and have the MAI designation. All appraisals of International Real Property will be performed by independent third parties, in accordance with the professional standards as published by the Royal Institution of Chartered Surveyors, with the exception of appraisals of Australian real estate property investments which will be performed in accordance with the Australian Property Institute and the International Valuation Standards.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary of the REIT at “fair value”, as defined therein.
SECTION 1.05    Currencies; Currency Equivalents. At any time, any reference in the definition of the term “Foreign Currency” or in any other provision of this Agreement to the currency of any particular nation shall mean the then lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the Effective Date. Except as provided in Section 2.09(d), for purposes of determining (a) whether the amount of the total Revolving Credit Exposures would exceed the Foreign Currency Sublimit or the aggregate Revolving Loan Commitments, (b) the aggregate unutilized amount of the Revolving Loan Commitments, and (c) the LC Exposure related to Foreign Currency Letters of Credit, the Revolving Credit Exposure relating to any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency determined as of the date of such Borrowing or the issuance of such Foreign Currency Letter of Credit, as applicable. Wherever in this Agreement a required minimum or multiple amount is expressed in dollars, but the Loans, the Revolving Credit Exposure, the Letter of Credit or LC Exposure is denominated in a Foreign Currency, the minimum or multiple amount will be the relevant Foreign Currency Equivalent of such dollar amount determined as of the later of the most recent Currency Valuation Date, and the date of the applicable Borrowing or issuance of the applicable Letter of Credit as the case may be.
ARTICLE II
The Credits
SECTION 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Revolving Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a Term Loan to the Borrower on the Effective Date in the principal amount of such Lender’s Term Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Each Lender’s agreement to make Revolving Loans denominated in Foreign Currency and to issue and participate in Foreign Currency Letters of Credit is subject to (1) such Foreign Currency being readily available to the Administrative Agent and to all Lenders and being freely transferable and freely convertible to dollars in the London foreign exchange market, and (2) Reuters (or any successor thereto) reporting a LIBO Rate or EURIBO Rate for such Foreign Currency (with a BBSY rate for Australian dollars and CDOR for Canadian dollars) relating to the applicable Interest Period. In no event shall (x) the aggregate amount of Revolving Loans denominated in Foreign Currency plus the LC Exposure for Foreign Currency Letters of Credit exceed the Foreign Currency Sublimit, or the aggregate amount of the Lenders’ Revolving Loan Commitments, whichever is less, or (y) any Lender’s Revolving Credit Exposure for Revolving Loans denominated in Foreign Currency plus such Lender’s LC Exposure for Foreign Currency Letters of Credit exceed such Lender’s Foreign Currency Commitment, or such Lender’s Revolving Loan Commitments, whichever is less, in each case determined on each Currency Valuation Date.
SECTION 2.02    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
(b)    Subject to Section 2.14, each Revolving Borrowing or Term Loan shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. ABR Loans may only be in dollars and Eurodollar Loans may be in dollars or, if a Eurodollar Revolving Loan, in a Foreign Currency. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.00 and not less than $5,000,000.00. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000.00 and not less than $5,000,000.00; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments for the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000.00 and not less than $5,000,000.00. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings and ten (10) Eurodollar Term Loan Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by electronic communication (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time, three (3) Business Days (or for Eurodollar Borrowings denominated in Foreign Currency, not later than 11:00 a.m., London time, three (3) Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Chicago, Illinois time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be confirmed promptly by electronic communication to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing, and if such Eurodollar Revolving Borrowing is to be other than in dollars, the type and amount of the Foreign Currency being requested;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Change of Currency.
(a)    Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)    Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
SECTION 2.05    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made under this Agreement exceeding $50,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Loan Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Swingline Loans may not be denominated in a Foreign Currency.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by electronic communication, not later than 12:00 noon, Chicago, Illinois time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), or to such other account as directed by the Borrower in writing, by remittance to the Issuing Bank) by 3:00 p.m., Chicago, Illinois time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Chicago, Illinois time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, within three (3) Business Days after receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default by the Borrower in the payment thereof.
SECTION 2.06    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its and/or the REIT’s Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The total amount of Loans denominated in Foreign Currency plus the LC Exposure for Foreign Currency Letters of Credit shall not exceed the Foreign Currency Sublimit, shall not exceed the total Foreign Currency Commitments, and shall not exceed each applicable Lender’s Foreign Currency Commitment, in each case with the Dollar Equivalent of the LC Exposure of Foreign Currency Letters of Credit determined as of the later of the most recent Currency Valuation Date and the date of the issuance of the applicable Foreign Currency Letter of Credit. If the total amount of Loans denominated in Foreign Currency plus the LC Exposure for Foreign Currency Letters of Credit exceeds the Foreign Currency Sublimit, then the Borrower must take the actions required by Section 2.11(c). Notwithstanding anything to the contrary contained herein, the Issuing Bank shall not be obligated to issue a Foreign Currency Letter of Credit if it has determined that it is unlawful to fund obligations in the Foreign Currency in which it is to be denominated.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three (3) Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, dollars or the Foreign Currency in which it is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure of each of JPMCB and Bank of America, N.A., as Issuing Bank, shall not exceed $12,500,000 and no more than ten (10) Letters of Credit shall be outstanding.
(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension) and (ii) the date that is ten (10) Business Days prior to the Maturity Date for Revolving Loans (including the one year extension period provided in Section 2.22 so long as the Borrower remains qualified to exercise the extension).
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit (using the Dollar Equivalent thereof in the case of any Foreign Currency Letters of Credit). In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section (using the Dollar Equivalent thereof in the case of any Foreign Currency Letters of Credit), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Chicago, Illinois time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago, Illinois time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Chicago, Illinois time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Chicago, Illinois time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage (based on the Revolving Loan Commitment) thereof (using the Dollar Equivalent thereof in the case of any Foreign Currency Letters of Credit). Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. The Borrower shall reimburse any LC Disbursement under a Foreign Currency Letter of Credit in the same currency as the LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and, except as provided below, irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, or (ii) any Letter of Credit will expire after the Maturity Date as allowed by Section 2.06(c), then at least ten (10) days before the Maturity Date, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure (using the Dollar Equivalent thereof in the case of any Foreign Currency Letters of Credit) as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived, or after the Maturity Date has been extended, as applicable.
SECTION 2.07    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Chicago, Illinois time (or, in the case of any Foreign Currency Borrowing, local time to the Principal Financial Center of the applicable Foreign Currency), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Chicago, Illinois and designated by the Borrower in the applicable Borrowing Request; provided that (i) Loans denominated in a Foreign Currency shall be credited to an account of the Borrower with a bank other than JPMCB, as directed by the Borrower in the Borrowing Request, and (ii) ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08    Interest Elections.
(a)    Each Borrowing initially shall be of the Type and Class specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type in the same Class or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by electronic communication by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by electronic communication to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each electronic communication and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing and if such Eurodollar Borrowing is to be other than in dollars, the type and amount of the Foreign Currency being requested; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.09    Termination, Reduction and Increase of Commitments.
(a)    Unless previously terminated, the Commitments shall terminate on their respective Maturity Dates.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Revolving Loan Commitments; provided that (i) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $10,000,000.00 and the aggregate Revolving Loan Commitments shall not be less than $60,000,000.00, (ii) the Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Loan Commitments, and (iii) the Borrower must give the Administrative Agent at least five (5) Business Days prior notice by electronic communication of its desire to terminate or reduce the Revolving Loan Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Loan Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Loan Commitments.
(d)    So long as the Borrower is not then in Default and so long as the Borrower has not reduced the Revolving Loan Commitment pursuant to Section 2.09(b), the Borrower may on two (2) occasions for each of the Revolving Loan Commitments and the Term Loan Commitments, request that the aggregate Commitments be increased, so long as the aggregate Commitments do not exceed One Billion Two Hundred Fifty Million Dollars ($1,250,000,000), and so long as on the effective date of the increase the REIT shall have a minimum Net Worth of One Billion Two Hundred Fifty Million Dollars ($1,250,000,000) on a consolidated basis in accordance with GAAP. If the Borrower requests that the aggregate Commitments be increased, the Administrative Agent shall use its best efforts to obtain increased or additional commitments, and to do so the Administrative Agent may, after first offering the Lenders the opportunity to participate in the increased Commitments, obtain additional lenders of its choice (and approved by Borrower, such approval not to be unreasonably withheld or delayed), and without the necessity of approval from any of the Lenders. The Borrower and each Guarantor shall execute an amendment to this Agreement, additional Notes and other documents as the Administrative Agent may reasonably require to evidence the increase of the Commitments, and the admission of additional Persons as Lenders, if necessary.

(e)    If the minimum required Net Worth is decreased in accordance with Section 5.10 hereof, then contemporaneously with the reduction of said required minimum Net Worth the aggregate Commitments must be reduced (pro rata between the Revolving Loan Commitment and the Term Loan Commitment based on the then existing Commitment amounts) to an aggregate Commitment amount no greater than (i) $450,000,000 if the REIT’s Net Worth is less than $1,000,000,000 but equal to or greater than $825,000,000, and (ii) $350,000,000 if the REIT’s Net Worth is less than $825,000,000.
SECTION 2.10    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the respective Maturity Date for that Class of Loan, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date for Revolving Loans and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding. The Loans shall be evidenced by the Notes; provided, however, that upon written request of any Lender, its Loans will be evidenced by this Agreement and a Note will not be executed in favor of such Lender. The Swingline Loans shall be evidenced by the Swingline Note.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Chicago, Illinois time (or for Eurodollar Revolving Borrowings denominated in Foreign Currency, not later than 11:00 a.m., London time), three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Chicago, Illinois time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans of the same Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
(c)    On the first Business Day of each calendar quarter and on each date that the Administrative Agent receives a Borrowing Request (each such date a “Currency Valuation Date”), the Administrative Agent shall promptly determine the Dollar Equivalent of all Loans denominated in a Foreign Currency and the LC Exposure related to Foreign Currency Letters of Credit (determined as of such Business Day prior to 10:00 a.m., London time). Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof. If, on the date of such determination any Lender’s Loan denominated in a Foreign Currency plus its LC Exposure with respect to all Foreign Currency Letters of Credit exceeds one hundred five percent (105%) of such Lender’s Foreign Currency Commitment, or the total amount of all Loans denominated in a Foreign Currency and the LC Exposure with respect to all Foreign Currency Letters of Credit exceeds one hundred five percent (105%) of the Foreign Currency Sublimit, or the total Revolving Credit Exposures of the Lenders exceeds the aggregate Revolving Loan Commitments, the Borrower shall, within five (5) Business Days after such notice, (i) repay the Revolving Loans in an amount equal to the lesser of the Revolving Loans then outstanding and such excess, and (ii) to the extent of the amount of the excess not used to pay Revolving Loans, deposit in an account with the Administrative Agent an amount in cash dollars equal to such excess. Such deposit shall be held and pledged as collateral in the same manner as provided for the account referred to in Section 2.06(j), provided that moneys in such account shall be released to the Borrower within one (1) Business Day after the next Currency Valuation Date reflecting that such excess exposure ceases to exist.
SECTION 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused fee, which shall accrue on the average daily unused amount of the Revolving Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Loan Commitment terminates at a rate per annum equal to (i) 0.15% whenever the unpaid principal balance of the Revolving Loans is equal to or greater than fifty percent (50%) of the aggregate Revolving Loan Commitments, and (ii) 0.30% whenever the unpaid principal balance of the Revolving Loans is less than fifty percent (50%) of the aggregate Revolving Loan Commitments. Accrued unused fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All unused fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (using the Dollar Equivalent for Foreign Currency Letters of Credit and excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s

Revolving Loan Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum, but the fronting fee shall not be less than $250.00 per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances. Fees for Foreign Currency Letters of Credit shall be paid in the same Foreign Currency as that of such Foreign Currency Letter of Credit.
(e)    In the event that the Maturity Date is extended in accordance with the terms of Section 2.22, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to 0.15% of the aggregate Commitments that are extended, each due on the first effective day of the extension.
SECTION 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate for the applicable Class of Loan.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for the applicable Class of Loan; provided, however, that (i) Eurodollar Borrowings denominated in Canadian Dollars shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Revolving Loans, and (ii) Eurodollar Borrowings denominated in Australian Dollars shall bear interest at the Australian Bill Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Revolving Loans.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, in the case of Revolving Loans, upon termination of the Revolving Loan Commitments, and in all cases, on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest on Loans denominated in Pounds Sterling, Australian Dollars and Canadian Dollars shall be computed on the basis of a year of 365 days (irrespective of leap years), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, CDOR Rate or Australian Bill Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(f)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, the Borrower or the Lenders determine that (i) the ratio of Indebtedness to Total Asset Value as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the ratio of Indebtedness to Total Asset Value would have resulted in a higher Applicable Rate, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, within ten (10) days after demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest that should have been paid for a period over the amount of interest actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank under Article VII hereof.
SECTION 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    The Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the LIBO Rate, the CDOR Rate or the Australian Bill Rate, as applicable, for such Interest Period; or
(b)    The Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate, the CDOR Rate or the Australian Bill Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Revolving Borrowing, such

Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the basis for such compensation shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the interest rate (excluding the Eurodollar Spread) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17    Taxes.
(a)    Payments Free of Taxes. Any and all payments to a Recipient by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 2.17(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.
(b)    Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this paragraph (d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto. A certificate setting forth in reasonable detail the basis for calculation of such Indemnified Tax and the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders.
(i)    Any Lender (which for purposes of this paragraph (f) shall include any Administrative Agent (including J.P. Morgan Europe Limited)) that is entitled to an exemption from or reduction of Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without the imposition of, or at a reduced rate of, such Tax. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    duly completed and executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or;
(4)    to the extent a Foreign Lender is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (whether by way of actual credit, offset or other reimbursement) of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made and additional amounts paid under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. If any indemnified party is entitled to a refund for Taxes as to which it has been indemnified pursuant to this Section 2.17, then such party shall use reasonable efforts to secure that refund. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Chicago, Illinois time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Floor L2, IL-0010, Chicago, Illinois 60603 (or for Loans denominated in Foreign Currency, the Administrative Agent’s offices at the address set forth in Section 9.01(a)(iii)), except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in the same currency in which the Loan was originally denominated.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set‑off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
(f)    Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.
SECTION 2.19    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Loan Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.20    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.12;
(b)    the Commitment, the Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(iii)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure, plus such non-Defaulting Lender’s unpaid Term Loans, does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
(iv)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(v)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(vi)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(vii)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d)    so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21    Special Provisions Regarding Foreign Currency Loans.
(a)    Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (i) all then outstanding Eurodollar Loans denominated in a Foreign Currency shall be automatically converted into ABR Loans denominated in dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the applicable Eurodollar Loans on the date such Sharing Event first occurred, which Loans denominated in dollars (1) shall thereafter continue to be deemed to be ABR Loans and (2) unless the Sharing Event resulted solely from a termination of the Revolving Loan Commitments, shall be immediately due and payable on the date such Sharing Event has occurred) and (ii) unless the Sharing Event resulted solely from a termination of the Revolving Loan Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans shall be immediately due and payable in dollars, using the Dollar Equivalent of such accrued and unpaid interest and other amounts.

(b)    Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 2.21(a), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in dollars) undivided participating interests in all such Loans outstanding and any LC Exposure in such amounts so that each Lender shall have a share of such outstanding Loans and LC Exposure equal to its Applicable Percentage. Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the amount of dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to this Section 2.21 in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.
(c)    Upon the occurrence of a Sharing Event all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurodollar Loans initially denominated in a Foreign Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in dollars as if such Eurodollar Loans had originally been made in dollars.
(d)    If any amount required to be paid by any Lender pursuant to Section 2.21(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to Section 2.21(b), such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations multiplied by (ii) the daily average Federal Funds Effective Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent multiplied by (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.21(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to ABR Loans. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section 2.21 shall be conclusive and binding.
(e)    Each Lender’s obligation to purchase participating interests pursuant to this Section 2.21 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party or any other Person, (iv) any breach of this Agreement by any Loan Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(f)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.21, additional amounts with respect to Taxes may be owing by the Borrower pursuant to Section 2.17, which additional amounts shall be paid (to the extent provided in Section 2.17) by the Borrower, without any claim that the additional amounts are not payable because same resulted from the participations effected as otherwise required by this Section 2.21.
SECTION 2.22    Extension.
(a)    Subject to the provisions of this Section, the Borrower may (i) extend the Maturity Date of the Revolving Loans one (1) time for one (1) year, and (ii) extend the Maturity Date of the Term Loan one (1) time for one (1) year, by giving written request therefor (each an “Extension Request”) to the Administrative Agent of the Borrower’s desire to extend such term, at least forty-five (45) days prior to the Maturity Date.
(b)    If the Maturity Date is extended, all of the other terms and conditions of this Agreement and the other Loan Documents (including interest payment dates) shall remain in full force and effect and unmodified, except as expressly provided for herein. The extension of the Maturity Date is subject to the satisfaction of each of the following additional conditions:
(i)    the representations and warranties of each Loan Party set forth in this Agreement or any other Loan Document to which such Loan Party is a signatory shall be true and correct in all material respects on the date that the Extension Request is given to the Administrative Agent and on the first day of the extension (except to the extent such representations and warranties relate to a specified date);
(ii)    no Default or Event of Default has occurred and is continuing on the date on which the Borrower gives the Administrative Agent the Extension Request or on the first day of the extension;
(iii)    the REIT shall be in compliance with all of the financial covenants set forth in Article V hereof both on the date on which the Extension Request is given to the Administrative Agent and on the first day of the extension;
(iv)    the Borrower shall have paid to the Administrative Agent all amounts then due and payable to any of the Lenders, the Issuing Bank and the Administrative Agent under the Loan Documents (other than principal and interest to be included in the amounts extended), including the extension fee described in Section 2.12(e) hereof;
(v)    the Borrower shall pay for any and all reasonable out-of-pocket costs and expenses, including, reasonable attorneys’ fees and disbursements, incurred by the Administrative Agent in connection with or arising out of the extension of the Maturity Date;

(vi)    no change in the business, assets, management, operations or financial condition of any Loan Party shall have occurred since the most recent funding of any Loan, which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect;
(vii)    the Borrower shall execute and deliver to the Administrative Agent such other documents, financial statements, instruments, certificates, opinions of counsel, reports, or amendments to the Loan Documents as the Administrative Agent shall reasonably request regarding the Loan Parties as shall be necessary to effect such extension; and
(viii)    a written agreement evidencing the extension is signed by the Administrative Agent, the Lenders, the Loan Parties and any other Person to be charged with compliance therewith, which agreement such parties agree to execute if the extension conditions set forth above have been satisfied.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01    Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02    Authorization; Enforceability. The Transactions are within the organizational powers of each Loan Party and have been duly authorized by all necessary organizational action. This Agreement and the Loan Documents have been duly executed and delivered by each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each applicable Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.
SECTION 3.04    Financial Condition; No Material Adverse Change.
(d)    The Borrower has heretofore furnished to the Lenders the REIT’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2014, reported on by Deloitte LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the REIT and its consolidated Subsidiaries as of such dates and for such periods in accordance with

GAAP, subject to year‑end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(e)    Since March 31, 2015, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the REIT and its Subsidiaries, taken as a whole.
SECTION 3.05    Properties.
(k)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(l)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters.
(c)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
(d)    Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(v)    to the knowledge of the Loan Parties, all Real Property leased or owned by the Borrower or any of its Subsidiaries is free from contamination by any Hazardous Material in violation of Environmental Law, except to the extent such contamination could not reasonably be expected to cause a Material Adverse Effect;
(vi)    to the knowledge of the Loan Parties, the operations of the Borrower and its Subsidiaries, and the operations at the Real Property leased or owned by the Borrower or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent such noncompliance could not reasonably be expected to cause a Material Adverse Effect;
(vii)    neither the Borrower nor any of its Subsidiaries have known liabilities with respect to Hazardous Materials and, to the knowledge of each Loan Party, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to Hazardous Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect;
(viii)    neither the Real Property currently leased or owned by the Borrower nor any of its Subsidiaries, nor, to the knowledge of any Loan Party, (x) any predecessor of any Loan

Party, nor (y) any of Loan Parties’ Real Property owned or leased in the past, nor (z) any owner of Real Property leased or operated by the Borrower or any of its Subsidiaries, are subject to any outstanding written order or contract, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Loan Party has been given notice respecting (A) Environmental Laws, (B) remedial action required by Environmental Laws or Governmental Authorities, or (C) the Release or threatened Release of any Hazardous Material in violation of Environmental Law, in each case, except to the extent such written order, contract or investigation could not reasonably be expected to have a Material Adverse Effect;
(ix)    none of the Loan Parties are subject to any pending legal proceeding alleging the violation of any Environmental Law nor, to the knowledge of each Loan Party, are any such proceedings threatened in writing, in either case, except to the extent any such proceedings could not reasonably be expected to have a Material Adverse Effect;
(x)    neither the Borrower nor any of its Subsidiaries nor, to the knowledge of each Loan Party, any predecessor of any Loan Party, nor to the knowledge of each Loan Party, any owner of Real Property leased by the Borrower or any of its Subsidiaries, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment, in each case, except to the extent such Release of Hazardous Material could not reasonably be expected to have a Material Adverse Effect;
(xi)    none of the operations of the Borrower or any of its Subsidiaries or, to the knowledge of each Loan Party, of any owner of premises currently leased by the Borrower or any of its Subsidiaries or of any tenant of premises currently leased from the Borrower or any of its Subsidiaries, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws, except to the extent the same could not readily be expected to have a Material Adverse Effect; and
(xii)    to the knowledge of the Loan Parties, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof could not reasonably be expected to have a Material Adverse Effect), on, in or under any Real Property leased or owned by the Borrower or any of its Subsidiaries, or any of their predecessors (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos-containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material.
(e)    Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. No part of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.08    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09    Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan, in each case determined as of the end of such Plan’s most recently ended Plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report), did not exceed the aggregate current value of the assets of such Plan that are available to such benefit liabilities by an amount that would reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of each Plan’s most recent ended Plan year, over the value of the assets of all such underfunded Plans would not reasonably be expected to have a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.
SECTION 3.11    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it, any other Loan Party, or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12    Insurance. The Borrower has provided to the Administrative Agent an insurance schedule which accurately sets forth, in all material respects, as of the Effective Date all insurance policies and programs currently in effect with respect to the assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof and (v) the expiration date thereof. Such insurance policies and programs (or such other similar policies as are permitted pursuant to Section 5.05) are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Borrower and its Subsidiaries.
SECTION 3.13    Subsidiaries. As of the Effective Date, the REIT has only the Subsidiaries listed on Schedule 3.13 attached hereto.

SECTION 3.14    Solvent. The Borrower is now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or--to the best of the Borrower’s knowledge--threatened in writing against the Borrower. The Borrower’s liabilities and obligations under the Loan Documents do not and will not render the Borrower insolvent, cause the Borrower’s liabilities to exceed the Borrower’s assets or leave the Borrower with too little capital to properly conduct all of its business as now conducted.
SECTION 3.15    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Affiliates and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, any Affiliate or to the knowledge of the Borrower or such Affiliate any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Affiliate that will act in any capacity in connection with or benefit from the Transactions or any other transactions contemplated hereby, is a Sanctioned Person. No Transactions will violate Anti-Corruption Laws or applicable Sanctions.
ARTICLE IV
Conditions
SECTION 4.01    Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(b)    The Administrative Agent (or its counsel) shall have received the original from each Loan Party of either (i) a counterpart of this Agreement and each other Loan Document to which it is a party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic or telecopy transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of each such Loan Document.
(c)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date), from counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(d)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(e)    The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)    The Administrative Agent shall have received a Compliance Certificate, dated the Effective Date (but calculated as of, and for the period ending, March 31, 2015) and signed by a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent.

SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(d)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for changes in facts or circumstances that are not, in and of themselves, Events of Default or Defaults.
(e)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing, and Borrower shall certify same to Administrative Agent in writing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(f)    within ninety (90) days after the end of each fiscal year of the REIT, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the REIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(g)    within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the REIT, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the REIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(h)    concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate of a Financial Officer of the REIT (the “Compliance Certificate”) in the form of Exhibit D attached hereto, and (ii) financial information for each property in the Unencumbered Pool including an operating statement, a statement of revenues and expenses, occupancy information, a rent roll (including rental rate detail) and information required to calculate Net Operating Income;
(i)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the REIT or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the REIT to its shareholders generally, as the case may be;
(j)    on or before January 15 of each year, the Borrower’s and the REIT’s annual projected sources and uses of revenue for that year in the same form as provided to the Administrative Agent prior to the date hereof;
(k)    as appraisals of Real Property are obtained by the Borrower, and no less than annually, in accordance with the definition of “Value,” the Borrower shall provide same to the Administrative Agent, listing each asset and its Value; and
(l)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(f)    the occurrence of any Default;
(g)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(h)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000.00; and
(i)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or the REIT setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or the dissolution of, or sale of all interests in, a Subsidiary of the Borrower that is not then a Guarantor or required to be a Guarantor pursuant to this Agreement.

SECTION 5.04    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
SECTION 5.05    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, for so long as each of such Subsidiaries owns such property, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08    Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used by the Borrower, directly or indirectly through Subsidiaries and/or Unconsolidated Affiliates of the Borrower and/or the REIT, only for acquisition and development of, and direct and indirect investments in, Real Property, the refinancing of any Indebtedness of the Borrower or any Subsidiaries of the Borrower and/or the REIT, making or acquiring, directly or indirectly, mortgage loans and/or mezzanine loans and any other lawful purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 5.09    Accuracy Of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.
SECTION 5.10    Financial Tests. The REIT shall at all times have and maintain, on a consolidated basis in accordance with GAAP, where applicable:

(g)    a maximum ratio of Indebtedness to Total Asset Value of sixty percent (60%); provided that said ratio may increase to sixty-five percent (65%) for up to two consecutive calendar quarters ending immediately following a Major Acquisition;
(h)    a maximum ratio of Secured Debt to Total Asset Value of fifty percent (50%); provided that said ratio may increase to fifty-five percent (55%) for up to two (2) consecutive calendar quarters ending immediately following a Major Acquisition;
(i)    a maximum ratio of (i) the sum of Secured Recourse Debt plus Subordinated Debt to (ii) Total Asset Value of fifteen percent (15%);
(j)    a minimum Debt Service Coverage Ratio of 1.75:1.00;
(k)    a minimum Net Worth of One Billion Dollars ($1,000,000,000); provided, however, that if asset sales result in the Net Worth being less than One Billion Dollars ($1,000,000,000) it shall not be an Event of Default unless such asset sales reduce the Net Worth to less than Six Hundred Fifty Million Dollars ($650,000,000);
(l)    a maximum Unencumbered Value Ratio of sixty percent (60%); provided that said ratio may increase to sixty-five percent (65%) for up to two (2) consecutive calendar quarters ending immediately following a Major Acquisition; and
(m)    a minimum Unencumbered Interest Coverage Ratio of 2.00:1.00; provided that if said ratio is below 2.00:1.00 but above 1.75:1.00 as of any testing date, the Borrower shall have ninety (90) days after such testing date to provide evidence to the Administrative Agent that the Unencumbered Interest Coverage Ratio is at least 2.00:1.00, and the Borrower may not request or obtain any Revolving Loan or the issuance of any Letter of Credit until the Administrative Agent confirms that the Unencumbered Interest Coverage Ratio is once again at least 2.00:1.00.
SECTION 5.11    Unencumbered Pool.
(c)    The Borrower and its Subsidiaries and the REIT and its Subsidiaries will at all times own a pool (the “Unencumbered Pool”) of assets consisting of Eligible Qualified Properties. The Eligible Qualified Properties in the Unencumbered Pool must have the following characteristics:
(i)    be completed income producing Retail Property, Industrial Property, Office Buildings or Multifamily Residential Property;
(ii)    the Occupancy Level in the aggregate must be over eighty percent (80%) at all times;
(iii)    International Real Property in the Unencumbered Pool must be in Australia, Austria, Belgium, Canada, France, Germany, Ireland, Poland, The Netherlands or the United Kingdom; and
(iv)    the Aggregate Value of the International Real Property in the Unencumbered Pool may not comprise more than fifteen percent (15.0%) of the aggregate Value of the Unencumbered Pool, inclusive of such amount.

(d)    As of the Effective Date, the real property assets included in the Unencumbered Pool are listed on Schedule 5.11 attached hereto.
(e)    Eligible Qualified Properties can be added and removed from the Unencumbered Pool at any time provided that at any time at least five (5) Eligible Qualified Properties remain in the Unencumbered Pool, no Default or Event of Default would occur as a result of removing a property from the Unencumbered Pool, and the Administrative Agent accepts the properties to be included in the Unencumbered Pool; provided, however, at any time when there are ten or more properties in the Unencumbered Pool with an aggregate Value in excess of One Billion Dollars ($1,000,000,000) properties may be added to the Unencumbered Pool without the Administrative Agent’s consent. Each owner of Eligible Qualified Properties in the Unencumbered Pool must execute a Guaranty and become a Guarantor in accordance with this Agreement. Upon the removal of a property from the Unencumbered Pool, the Guaranty by the owner of such property shall be released, unless such Guaranty is required by Section 5.12.
(f)    When the Borrower wants to add Eligible Qualified Properties to the Unencumbered Pool (such newly added property, the “Potential Unencumbered Property”), the Borrower shall notify the Administrative Agent of same in writing and such notice shall include a certificate of a Financial Officer of the Borrower describing such addition, together with a statement of (i) the Value of such Potential Unencumbered Property, and (ii) the same information that the Borrower would be required to include in a Compliance Certificate delivered pursuant to Section 5.01(c), together with a certification that, after giving effect to such addition, the Borrower will be in compliance with each of the covenants contained in Section 5.10 on a pro forma basis based upon the most recent financial statements delivered to the Administrative Agent, together with all supporting calculations.
(g)    The Borrower may voluntarily remove any property from the Unencumbered Pool by delivering to the Administrative Agent, no later than ten (10) Business Days prior to the date on which such removal is to be effected, (i) a certificate of a Financial Officer of the Borrower describing such removal, together with a statement (A) that no Default or Event of Default then exists or would, upon the occurrence of such event or with the passage of time, result from such removal, (B) identifying the property being removed, and (C) of the Value of such property being removed, and (ii) a pro forma Compliance Certificate described in Section 5.01(c) demonstrating, upon giving effect to such removal, compliance with the covenants contained in Section 5.10 on a pro forma basis based upon the most recent financial statements delivered to the Administrative Agent, together with supporting calculations.
SECTION 5.12    Guaranties. Each owner of Real Property in the Unencumbered Pool, and each wholly owned Subsidiary (“Other Guarantor”) of the Borrower or the REIT now or hereafter in existence that (a) is not a special purpose entity, or formed solely to own an interest in a special purpose entity, formed to own a single asset or ownership interests in Persons that own a group of assets in a bankruptcy remote manner and (b) owns material unencumbered Real Property (as determined by the Administrative Agent), must execute and deliver to the Administrative Agent a Guaranty within forty-five (45) days after the calendar quarter when the Subsidiary was formed or otherwise acquired for Subsidiaries formed or otherwise acquired after the Effective Date. Upon the Borrower’s written request, so long as no Default or Event of Default is in existence or would be caused thereby, upon the sale or financing of any assets owned by any Other Guarantor, or of any interests in any Other Guarantor, in each case in accordance with this Agreement, the Administrative Agent shall release the Other Guarantor from its Guaranty.

SECTION 5.13    Environmental Matters.
(a)    The Borrower shall comply and shall cause each of its Subsidiaries and each Real Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
(b)    If the Administrative Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Real Property owned or leased by the Borrower or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect, then the Borrower agrees, upon request from the Administrative Agent, to provide the Administrative Agent, at the Borrower’s expense, with such reports, certificates, engineering studies or other written material or data as the Administrative Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Administrative Agent and the Required Lenders that any Loan Party or Real Property owned or leased by them is in material compliance with all applicable Environmental Laws.
(c)    The Borrower shall, and shall cause each of its Subsidiaries to, take such remedial action or other action as required by Environmental Law or any Governmental Authority.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Indebtedness. The Borrower will not, and will not permit any Subsidiary of the Borrower to, create, incur, assume or permit to exist any Indebtedness, except:
(j)    Indebtedness created hereunder;
(k)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and increases, extensions, renewals and replacements of any such Indebtedness so long as the incurrence thereof does not cause a breach of Section 5.10;
(l)    Indebtedness of the Borrower to the REIT, to any Subsidiary of the REIT or of the Borrower, and Indebtedness of any Subsidiary of the Borrower or the REIT to the REIT, the Borrower or any other Subsidiary of the Borrower or the REIT;
(m)    Guarantees by the Borrower and by any Subsidiary of the Borrower or the REIT of Indebtedness described in Section 6.01(c); and
(n)    other Indebtedness (including Guarantees) so long as the incurrence thereof does not cause a breach of Section 5.10.
SECTION 6.02    Liens.
(m)    The Borrower will not, and will not permit any Subsidiary of the Borrower to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)    Permitted Encumbrances;
(ii)    any Lien on any property or asset of the Borrower or any Subsidiary of the Borrower existing on the date hereof and set forth in Schedule 6.02; provided that such Lien shall secure only those obligations which it secures on the date hereof and increases, extensions, renewals and replacements thereof that do not cause a breach of Section 5.10;
(iii)    any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower after the date hereof prior to the time such Person becomes a Subsidiary of the Borrower; provided that such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower, as the case may be, and increases, extensions, renewals and replacements thereof that do not cause a breach of Section 5.10; and
(iv)    Liens on fixed or capital assets (including any Real Property and/or Equity Interests) acquired, constructed or improved by the Borrower or any Subsidiary of the Borrower; provided that such security interests secure Indebtedness permitted by Section 6.01.
(n)    The REIT will not, and will not permit any Subsidiary of the REIT to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)    Liens on Equity Interests in Subsidiaries or Unconsolidated Affiliates of the REIT other than the Borrower and other than an owner of property in the Unencumbered Pool to secure Indebtedness if (x) the incurrence of such Indebtedness does not cause a breach of Section 5.10, and (y) any transfer to the secured party holding the Lien, and the resulting ownership by said secured party, would not constitute a Default or an Event of Default;
(ii)    Liens on Equity Interests in the Borrower owned by the REIT, to secure Indebtedness, the incurrence of which does not cause a breach of Section 5.10 if (w) the secured party is an Affiliate of Hines Interests Limited Partnership, a Delaware limited partnership, (x) any transfer to the secured party holding the Lien, and the resulting ownership by said secured party, would not constitute a Default or Event of Default, (y) no more than twenty-five percent (25%) of the Equity Interests in the Borrower in the aggregate are subject to such Liens at any time, and (z) the payment of the Indebtedness and such Liens are subordinate to Indebtedness incurred under this Agreement and any Liens securing same; and
(iii)    Liens granted by the REIT and its Subsidiaries (including Borrower and its Subsidiaries) that are Liens permitted to the Borrower and its Subsidiaries in Section 6.02(a).
SECTION 6.03    Fundamental Changes.
(f)    The Borrower will not, and will not permit any Subsidiary of the Borrower to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the Equity Interests or any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default (including a Change in Control or a breach of Section 5.11 hereof) shall have occurred and be continuing:
(i)    The Borrower may, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole) if either (A) the Borrower will be the surviving or continuing Person; or (B) the Person (if other than the Borrower) formed by or surviving such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the “Successor”) (1) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, (2) the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, all of the indebtedness and obligations of the Borrower under the Loan Documents, (3) the Successor is not a Sanctioned Person and is otherwise satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion, and (4) the Successor satisfies all Legal Requirements, including each Lender’s “know your customer” and similar regulations (clauses (1) through (4) above are sometimes referred to herein as the “Successor Requirements”).
(ii)    The REIT may, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the REIT and its Subsidiaries (taken as a whole) if either (A) the REIT will be the surviving or continuing Person; or (B) the Successor satisfies all of the Successor Requirements and expressly assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, all of the indebtedness and obligations of the REIT under the Loan Documents.
(iii)    Any Guarantor (other than the REIT) may consolidate with or merge with or into another Person if either (A) such Guarantor will be the surviving or continuing Person; (B) the Successor is another Guarantor, or (c) the Successor satisfies all of the Successor Requirements and assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, all of the obligations of such Guarantor under the Guaranty executed by such Guarantor.
(iv)    Any Subsidiary of the Borrower or the REIT may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Borrower, to the REIT or another Subsidiary of the Borrower or the REIT; and the Borrower, the REIT or any other Guarantor may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Borrower, the REIT or another Guarantor, or merge with a Subsidiary of the Borrower or the REIT.
(v)    The Borrower and the REIT may enter into a transaction as a result of which the Borrower or the REIT is reorganized in any State of the United States of America or the District of Columbia.
(vi)    Any Subsidiary of the Borrower and/or the REIT may sell, transfer, lease or otherwise dispose of its assets.

(vii)    Any Subsidiary of the Borrower and/or the REIT (other than a Guarantor while it is a Guarantor) may liquidate or dissolve if such liquidation or dissolution is in the best interests of the Borrower and/or the REIT and is not materially disadvantageous to the Lenders.
(g)    The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business (either by discontinuance or by expansion) other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
The provisions of this Section 6.03 do not prohibit the sale by the Borrower or the REIT or any of their respective Subsidiaries of Real Property projects, or of the Borrower’s or the REIT’s interests in any Subsidiaries that own Real Property projects.
Upon any consolidation, combination or merger of the Borrower or a Guarantor, or any transfer of all or substantially all of the assets of the Borrower in accordance with the foregoing, in which the Borrower or such Guarantor is not the continuing obligor under this Agreement or its Guaranty, after the applicable assumption agreements have been fully executed, the Borrower or such Guarantor will be released from the obligation to pay the principal of and interest on the Obligations or in respect of its Guaranty, as the case may be, and all of the Borrower’s or such Guarantor’s other obligations and covenants hereunder and its Guaranty, if applicable.
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. The REIT will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(f)    Permitted Investments;
(g)    investments by the REIT in its Subsidiaries;
(h)    loans or advances made by the REIT to any of its Subsidiaries and made by any of its Subsidiaries to the REIT or any other Subsidiary of the REIT;
(i)    investments in Unconsolidated Affiliates (valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate) so long as the aggregate amount of such investments does not exceed ten percent (10%) of the Total Asset Value after giving effect to such investments;
(j)    loans, advances and extensions of credit made by the REIT or any of its Subsidiaries or Unconsolidated Affiliates to Persons secured by valid and enforceable first priority liens on real estate, or mezzanine loan pledges of ownership interests, so long as the aggregate amount of such investments does not exceed ten percent (10%) of Total Asset Value after giving effect to such investments;
(k)    investments in undeveloped land, so long as the aggregate Value of such land does not exceed ten percent (10%) of Total Asset Value after giving effect to such investments; and

(l)    investments in Real Property that is being constructed or developed, but is not yet completed, so long as the aggregate Value thereof does not exceed fifteen percent (15%) of the Total Asset Value after giving effect to such investments.
In addition to the foregoing, the aggregate value of the investments described in clauses (d), (e), (f) and (g) above shall not exceed twenty-five percent (25%) of Total Asset Value after giving effect to such investments.
SECTION 6.05    Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary of the Borrower has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary of the Borrower.
SECTION 6.06    Restricted Payments. During the existence of any Default or Event of Default of which the Administrative Agent has notified the Borrower and the REIT in writing, neither the REIT nor the Borrower will, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower and the REIT may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower and the REIT may make Restricted Payments pursuant to and in accordance with stock option or other equity-related compensation arrangements for management or employees and (d) the minimum amount of Restricted Payments required to be made in order to maintain the REIT’s status as a real estate investment trust under Section 856 of the Code, meet the real estate investment trust distribution requirements set forth in Section 857(a) of the Code, and avoid the incurrence of entity level taxes under Sections 857(b)(1) and 4981 of the Code.
SECTION 6.07    Transactions with Affiliates. Neither the REIT nor the Borrower will, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the REIT, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the REIT, the Borrower and their Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, and (d) transactions between the Borrower and any taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the REIT.
SECTION 6.08    Restrictive Agreements. The REIT will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (including the organizational documents of such Person) that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary of the REIT that owns Real Property in the Unencumbered Pool to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of the REIT that owns Real Property in the Unencumbered Pool to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the REIT or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the REIT; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (or ownership interests in the applicable Subsidiaries) and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.09    Lender Ownership. Neither Borrower nor any of its Affiliates shall at any time Control any Lender.
SECTION 6.10    Use of Proceeds and Letters of Credit. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall provide that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.11    Government Regulation. The Borrower shall not (a) be or become subject at any time to any law, regulation or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by any Lender at any time to enable such Lender to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
ARTICLE VII
Events of Default
SECTION 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
(o)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(p)    any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of more than three (3) Business Days;
(q)    any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made and such representation or warranty is not made true and correct within thirty (30) days after notice to the Borrower; provided that there shall be an immediate Event of Default without any opportunity for the Borrower to act within such thirty (30)‑day period if such misrepresentation or incorrect warranty was made with the intent to mislead or hide the truth, or if such representation or warranty is of such a nature that it cannot, after the time originally made, later be made true and correct in a manner that will leave the Lenders in the same position the Lenders would have been in had such representation or warranty been true and correct from the outset;
(r)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in the second sentence of Section 5.07, in Section 5.10 or in Article VI;
(s)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article) and any grace or cure period provided for such failure in this Agreement has expired, and such failure shall continue unremedied for a period of more than thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided, however, that if the failure is not susceptible of being cured within thirty (30) days but the Borrower shall have commenced to cure and is diligently pursuing same, it shall have an additional thirty (30) days to complete the cure;
(t)    (i) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, and in either case of (i) or (ii), the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf (x) in the case of Recourse Debt has the ability to cause or require, and (y) in the case of all other Indebtedness has caused or required, any Material Indebtedness to become due, or to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity; provided that this clause (f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (2) a default that has been resolved by a foreclosure or deed in lieu of foreclosure if thereafter the Borrower or Subsidiary, as applicable, is not liable for any Recourse Debt related to such foreclosed property;
(u)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(v)    any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(w)    any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(x)    one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000.00 shall be rendered against any Loan Party, and the same shall remain undischarged, appealed or bonded around for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Loan Party to enforce any such judgment;
(y)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(z)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
SECTION 8.01    General. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
SECTION 9.01    Notices.
(m)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to the Borrower, to it at 2800 Post Oak Blvd., Suite 4800, Houston, Texas 77056, Attention of Sherri Schugart (Email Address: sherri.schugart@hines.com) and Attention of Jason Maxwell (Email Address: jason.maxwell@hines.com) (Telecopy No. 713.966.2075); with a copy to Baker Botts L.L.P., 2001 Ross Ave., Suite 600, Dallas, Texas 75201-2980, Attention of Jonathan Dunlay (Email Address: jon.dunlay@bakerbotts.com) (Telecopy No. 214.661.4711);
(ii)    if to the Administrative Agent (JPMorgan Chase Bank), to JPMorgan Chase Bank, N.A. at 10 South Dearborn, Mail Code: IL1-0958, Chicago, Illinois 60603, Attention of Manager, Real Estate Department (Email Address: elizabeth.r.johnson@jpmorgan.com) (Telecopy No. 312.325.5174 (Elizabeth Johnson)); with a copy to 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Loan & Agency Servicing Team (Email Address: cls.reb.chicago@jpmchase.com) (Telecopy No. 312.233.2257);
(iii)    if to the Administrative Agent (J.P. Morgan Europe Limited), to J.P. Morgan Europe Limited at 125 London Wall, London EC2Y 5AJ, United Kingdom, Attention: Loan & Agency Services (Telecopy No. 44 (0) 207 777 2360);
(iv)    if to the Issuing Bank: when JPMorgan Chase Bank, N.A.: to it at 10 South Dearborn, Mail Code: IL1-0958, Chicago, Illinois 60603, Attention of Manager, Real Estate Department (Email Address: elizabeth.r.johnson@jpmorgan.com) (Telecopy No. 312.325.5174 (Elizabeth Johnson)); with a copy to 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Loan & Agency Servicing Team (Email Address: c/s.reb.chicago@jpmchase.com) (Telecopy No. 312.385.7101); and when Bank of America, N.A.: to it at Bank of America Merrill Lynch, 901 Main Street, TX1-492-20-06, Dallas, Texas 75202, Attention: Sandra Zastrow (Email Address: sandra.d.zastrow@baml.com) (Telecopy No. 214.209.1571);
(v)    if to the Swingline Lender: when JPMorgan Chase Bank, N.A.: to it at 10 South Dearborn, Mail Code: IL1-0958, Chicago, Illinois 60603, Attention of Manager, Real Estate Department (Email Address: elizabeth.r.johnson@jpmorgan.com) (Telecopy No. 312.325.5174

(Elizabeth Johnson)); with a copy to 10 South Dearborn, 7th Floor, Chicago, Illinois 60603, Attention of Loan & Agency Servicing Team (Email Address: c/s.reb.chicago@jpmchase.com) (Telecopy No. 312.385.7101); and when Bank of America, N.A.: to it at Bank of America Merrill Lynch, 901 Main Street, TX1-492-20-06, Dallas, Texas 75202, Attention: Sandra Zastrow (Email Address: sandra.d.zastrow@baml.com) (Telecopy No. 214.209.1571); and
(vi)    if to any other Lender, to it at its address set forth on Schedule 2.01 to this Agreement.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(n)    Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II (except as provided in Article II) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e‑mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(o)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(p)    Electronic Systems.
(ix)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(x)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
SECTION 9.02    Waivers; Amendments.
(f)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder or under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have; provided that no such party shall be entitled to duplicative indemnification with respect to any losses. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(g)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, or increase the aggregate Commitments without the written consent of each Lender (except pursuant to Section 2.09), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone or extend the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone or extend the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) add currencies to the definition of Foreign Currency without the written consent of each Lender, or (vii) except for a release by the Administrative Agent of a Guarantor whose Guaranty is no longer required pursuant to Section 5.11 and/or Section 5.12, release any Loan Party from its obligations under the Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(e)    The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(f)    The Borrower shall, without duplication, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. THE FOREGOING INDEMNITY INDEMNIFIES EACH INDEMNITEE FROM ITS OWN NEGLIGENCE.
(g)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(h)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(i)    All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.
SECTION 9.04    Successors and Assigns.
(d)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) except for transfers otherwise expressly permitted hereunder, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(e)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower, whose consent shall not be unreasonably withheld, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
As used herein, “Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates or (d) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)    no assignment shall be made to any Loan Party or an Affiliate thereof or to any Defaulting Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(f)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities other than any Loan Party or its Affiliate or a Defaulting Lender (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(g)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(d)    This Agreement shall be construed in accordance with and governed by the law of the State of Texas.
(e)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the district courts of Harris County, Texas and of the United States District Court for the Southern District of Texas (Houston Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(f)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(g)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED UPON

CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality.
(c)    (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(d)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(e)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE

SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. On each day, if any, that Texas law establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended) for that day. The Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to the Borrower or any other person or entity, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
SECTION 9.14    Judgment Currency. The specification of dollars, and any payment in Texas, is of the essence, and the dollar shall be the currency of account in all events relating to any payments to be made by the Lenders, the Borrower or Guarantor under the Loan Documents. The payment obligations of the Loan Parties under the Loan Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the dollar and transfer to Texas under normal banking procedures does not yield the amount of the dollar paid at Texas due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in dollars into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with the Second Currency in the London foreign exchange market at approximately 11:00 a.m. London time on the Business Day next preceding that on which such judgment is rendered. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be due hereunder in the Second Currency to the Administrative Agent or such Lender, as the case may be, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase such amount of dollars (and transfer to Texas) with the amount of the Second Currency so adjudged to be due as the Administrative Agent could have purchased with the Second Currency in the London foreign exchange market at approximately 11:00 a.m. London time on the Business Day next preceding that on which such judgment is rendered, and each Loan Party hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Administrative Agent or such Lender, as the case may be, against, and to pay the Administrative Agent or such Lender, as the case may be, on demand in dollars, any difference between the sum originally due to the Administrative Agent or such Lender, as the case may be, in dollars and the amount of dollars so purchased and transferred, and if the amount of dollars so purchased exceeds the amount of the Second Currency which the Administrative Agent could have purchased on the Business Day next preceding that on which judgment is rendered, such Lender or the Administrative Agent agrees to remit such excess to the Borrower.
SECTION 9.15    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Loan Party and other information that will allow such Lender to identify the Loan Party in accordance with the Act.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
HINES GLOBAL REIT PROPERTIES LP
By:    Hines Global REIT, Inc.,
General Partner

By:	/s/ J. SHEA MORGENROTH
Name:	J. Shea Morgenroth
Title:	Chief Accounting Officer and Treasurer
The undersigned executes this Agreement to evidence its agreement to comply with Section 5.10 and Article VI of this Agreement.
HINES GLOBAL REIT, INC.

By:	/s/ J. SHEA MORGENROTH
Name:	J. Shea Morgenroth
Title:	Chief Accounting Officer and Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ ELIZABETH JOHNSON
Elizabeth Johnson, Executive Director

J.P. MORGAN EUROPE LIMITED,
as Administrative Agent for Foreign Currencies

By:	/s/ BELINDA LUCAS
Name:	Belinda Lucas
Title:	Associate

BANK OF AMERICA, N.A.,
individually and as Syndication Agent

By:	/s/ CODY A. CANAFAX
Name:	Cody A. Canafax
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION,
individually and as Co-Documentation Agent

By:	/s/ GREGORY N. KAYE
Name:	Gregory N. Kaye
Title:	Senior Vice President

BANK OF MONTREAL, CHICAGO BRANCH, individually and as Co-Documentation Agent

By:	/s/ KIM LIAUTAUD
Name:	Kim Liautaud
Title:	Managing Director

REGIONS BANK,
individually and as Co-Documentation Agent

By:	/s/ MIKE EVANS
Name:	Mike Evans
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ DARIN MAINQUIST
Name:	Darin Mainquist
Title:	Assistant Vice President

COMERICA BANK

By:	/s/ MICHAEL T. SHEA
Name:	Michael T. Shea
Title:	Vice President

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ JASON SAFIER
Name:	Jason Safier
Title:	Vice President

MUFG UNION BANK, N.A.

By:	/s/ JOHN T. FEENEY
Name:	John T. Feeney
Title:	Director

CITIZENS BANK, NATIONAL ASSOCIATION

By:	/s/ MAUREEN SLENTZ
Name:	Maureen Slentz
Title:	Senior Vice President

EASTERN BANK

By:	/s/ JARED H. WARD
Name:	Jared H. Ward
Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ WINITA LAU
Name:	Winita Lau
Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ ROBERT A. WEST
Name:	Robert A. West
Title:	Senior Vice President

SCHEDULE 2.01
LENDERS
Revolving Loan Commitment/
Name    Address    Foreign Currency Commitment    Term Loan Commitment
JPMorgan Chase Bank, N.A.    See Section 9.01    $68,600,543.48/$66,000,000.00    $79,899,456.52
16.141304347826%/16.500%    16.141304347826%
Bank of America, N.A.    8101 SW 34th Avenue    $68, 600,543.48/$66,000,000.00    $79,899,456.52
Amarillo, Texas 79121    16.141304347826%/16.500%    16.141304347826%
Attention: Alisa Hollenback
Telephone No. 806.463.3924
Telecopy No. 972.728.6197
Email Address: alisa.l.hollenback@baml.com
Bank of Montreal    111 W. Monroe Street, 5E    $52,201,086.96/$50,000,000.00    $60,798,913.04
Chicago, Illinois 60603    12.282608695652%/12.500%    12.282608695652%
Attention: Irene Prekezes
Telephone No. 312.461.5905
Telecopy No. 312.293.8409
Email Address: irene.prekezes@harrisbank.com
Regions Bank    16600 N. Dallas Parkway    $46,195,652.17/$45,000,000.00    $53,804,347.83
Suite 100    10.869565217391%/11.250%    10.869565217391%
Dallas, Texas 75248
Attention: Mike Evans
Telephone No. 972.738.5019
Telecopy No. 972.738.5028
Email Address: michael.evans@regions.com

Schedule 2.01-1

Revolving Loan Commitment/
Name    Address    Foreign Currency Commitment    Term Loan Commitment
U.S. Bank National Association    14241 Dallas Parkway, Suite 490    $46,195,652.17/$45,000,000.00    $53,804,347.83
Dallas, Texas 75254    10.869565217391%/11.250%    10.869565217391%
Attention: Becky Aduddell
Telephone No. 972.458.4528
Telecopy No. 1.866.721.7062
Email Address: complex.credits.portland@usbank.com
Citizens Bank, National Association    71 South Wacker Drive, 29th Floor    $23,097,826.09/$22,000,000.00    $26,902,173.91
Chicago, Illinois 60606    5.434782608696%/5.500%    5.434782608696%
Attention: Michael Browne, Vice President
Telephone No. 312.777.3536
Telecopy No. 312.777.3691
Email Address: michael.c.browne@rbscitizens.com
SunTrust Bank    1155 Peachtree Street, Suite 300    $23,097,826.09/$22,000,000.00    $26,902,173.91
Atlanta, Georgia 30309    5.434782608696%/5.500%    5.434782608696%
Attention: Robert A. West
Telephone No. 404.588.7458
Telecopy No. 404.827.6774
Email Address: rob.a.west@suntrust.com
Wells Fargo Bank,     10 South Wacker Drive, 32nd Floor    $23,097,826.09/$22,000,000.00    $26,902,173.91
National Association    Chicago, Illinois 60606    5.434782608696%/5.500%    5.434782608696%
Attention: Winita Lau
Telephone No. 312.269.4848
Telecopy No. ___.___.____
Email Address: winita.v.lau@wellsfargo.com

Schedule 2.01-2

Revolving Loan Commitment/
Name    Address    Foreign Currency Commitment    Term Loan Commitment
Amegy Bank National Association    4400 Post Oak Parkway    $18,478,260.87/$17,500,000.00    $21,521,739.13
Houston, Texas 77027    4.347826086957%/4.375%    4.347826086957%
Attention: Jason Safier
Telephone No. 713.232.1045
Telecopy No. 713.232.5932
Email Address: jason.safier@amegybank.com
Comerica Bank    3551 Hamlin Road    $18,478,260.87/$17,500,000.00    $21,521,739.13
Auburn Hills, Michigan 48326    4.347826086957%/4.375%    4.347826086957%
Attention: Michael Shea
Telephone No. 248.371.6313
Telecopy No. 248.371.7920
Email Address: mtshea@comerica.com
KeyBank National Association    1200 Abernathy Rd., NE    $13,858,695.65/$13,500,000.00    $16,141,304.35
Suite 1550    3.260869565217%/3.375%    3.260869565217%
Atlanta, Georgia 30328
Attention: Tayven Hike
Telephone No. 770.510.2100
Telecopy No. 710-510.2195
Email Address: tayven_hike@keybank.com
MUFG Union Bank, N.A.    145 S. State College Blvd., Suite 600    $13,858,695.65/$13,500,000.00    $16,141,304.35
Brea, California 92821    3.260869565217%/3.375%    3.260869565217%
Attention: Amelida Carreno
Telephone No. 714.987.5112
Telecopy No. 949.752.8361
Email Address: Amelida.Carreno@unionbank.com

Schedule 2.01-3

Revolving Loan Commitment/
Name    Address    Foreign Currency Commitment    Term Loan Commitment
Eastern Bank    605 Broadway, LF24    $9,239,130.43/$0.00    $10,760,869.57
Saugus, Massachusetts 01906    2.173913043478%/0.0%    2.173913043478%
Attention: Jared H. Ward
Telephone No. 781.581.4261
Telecopy No. 781.581.4225
Email Address: j.ward@easternbank.com

Schedule 2.01-4

Schedule 3.06
DISCLOSED MATTERS
NONE

Schedule 3.06-1

Schedule 3.13
LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization
Hines Global REIT Properties LP	Delaware
Hines Global REIT 17600 Gillette GP LLC	Delaware
Hines Global REIT 17600 Gillette LP	Delaware
Hines-Moorfield UK Venture I S.Á.R.L. (Lux)	Luxembourg
Hines-Moorfield Brindley 3 S.Á.R.L.	Luxembourg
Hines-Moorfield Brindley 4 S.Á.R.L.	Luxembourg
Hines-Moorfield Brindley 5 S.Á.R.L.	Luxembourg
Hines-Moorfield Brindley 6 S.Á.R.L.	Luxembourg
Hines-Moorfield Brindley 9 S.Á.R.L.	Luxembourg
Hines-Moorfield Brindley 100 S.Á.R.L.	Luxembourg
Hines Global REIT Hock Plaza I LLC	Delaware
Hines Global REIT Southpark Center II GP LLC	Delaware
Hines Global REIT Southpark Center II LP	Delaware
Hines Global REIT 50 South Sixth LLC	Delaware

Schedule 3.13-1

Name	Jurisdiction of Organization
Hines Global REIT International Investment Manager LLC	Delaware
Hines Global REIT European Holdings LLC	Delaware
Hines Global REIT HoldCo S.Á.R.L.	Luxembourg
Sofina Properties Limited	British Virgin Islands
Hines Global REIT Moscow Holdings I LLC	Delaware
Ifmall Finance Ltd.	British Virgin Islands
Finmos Ltd.	Cyprus
Dolorous Ltd.	Cyprus
ZAO FM Logistic (SEVO)	Russia
Hines Global REIT Moscow Holdings II LLC	Delaware
HGR Moscow G11 Holdings, Ltd.	British Virgin Islands
Glumeran Holdings Limited	Cyprus
Fibersoft Limited	Cyprus
Maxrange Limited	Cyprus
OOO Gogolevsky 11	Russia
OOO GTN Global Properties 2	Russia

Schedule 3.13-2

Name	Jurisdiction of Organization
Hines Global REIT 250 Royall LLC	Delaware
Hines Global REIT Marlborough Campus I LLC	Delaware
Hines Global REIT Marlborough Campus II LLC	Delaware
Hines Global REIT Marlborough Holdings LLC	Delaware
Hines Global REIT Services Holdings, Inc.	Delaware
Hines Global REIT 100/140 Fourth Ave Services, Inc.	Delaware
Hines Global REIT Marlborough Campus Services, Inc.	Delaware
Hines Global REIT 100/140 Fourth Ave LLC	Delaware
Hines Global REIT Ashford Bridge Lender LLC	Delaware
Hines Global REIT One Waterwall Partner LLC	Delaware
Hines One Waterwall Holdings LP	Delaware
Hines One Waterwall GP LLC	Texas
Hines One Waterwall LP	Texas
Hines Global REIT 9320 Excelsior LLC	Delaware
Hines Global REIT Debt Fund Services, Inc.	Delaware
Hines Global REIT Debt Fund Holdings LLC	Delaware

Schedule 3.13-3

Name	Jurisdiction of Organization
Flagship Capital Partners Fund I LP	Texas
Flagship Capital Partners Fund II LP	Texas
Hines Global REIT Poland Finco LLC	Delaware
Hines Global REIT Poland Logistics Holdings I LLC	Delaware
HGR Poland Holdings GP LLC	Delaware
HGR Vienna Holdings LP	Delaware
HGR Geneva Holdings LP	Delaware
HGR Titus Holdings LP	Delaware
HGR Trajan Holdings LP	Delaware
HGR Hadrian Holdings LP	Delaware
HGR Nero Holdings LP	Delaware
Piran Investments Sp. z o.o.	Poland
Ipopema 57 Fundusz Inwestycyjny Zamkniety Aktywów Niepublicznych	Poland
Piran Investments Sp. z o.o. Geneva SKA	Poland
Piran Investments Sp. z o.o. Titus SKA	Poland
Piran Investments Sp. z o.o. Trajan SKA	Poland

Schedule 3.13-4

Name	Jurisdiction of Organization
Piran Investments Sp. z o.o. Hadrian SKA	Poland
Piran Investments Sp. z o.o. Nero SKA	Poland
Piran Investments Sp. z o.o. Vienna SKA	Poland
Prologis Poland XCI Sp. z o.o.	Poland
Hines Global REIT Australia Holdco LLC	Delaware
Hines Global REIT Australia Holdings Trust	Australia
Hines Global REIT Montague Trust	Australia
Hines Global REIT Brookes Trust	Australia
Hines Global REIT 550 Terry Francois LP	Delaware
Hines Global REIT 550 Terry Francois GP LLC	Delaware
Galleria Shopping Center LLC	Minnesota
Hines Global REIT Ann Trust	Australia
Ponce & Bird Miami Development LLC	Delaware
Hines Ponce & Bird Holdings LP	Delaware
Hines Global REIT Ponce & Bird Partner LLC	Delaware
Hines Global REIT Siemensstrase 7 LLC	Delaware

Schedule 3.13-5

Name	Jurisdiction of Organization
Hines Global REIT Victoria Trust	Australia
Galleria Parking Ramp LLC	Minnesota
GREIT European Holdings II LLC	Delaware
One Westferry Circus S.a.r.l	Luxembourg
Global REIT Westferry HoldCo S.a.r.l	Luxembourg
Hines Global REIT 1 Westferry Holdings LLC	Delaware
Eaglestone sp. z o. o.	Poland
Hines Global REIT Riverside Center LLC	Delaware
Hines Global REIT Riverside Services, Inc.	Delaware
Hines Global REIT Campus Playa Vista LP	Delaware
Hines Global REIT Campus Playa Vista GP LLC	Delaware
Hines Global REIT Playa Services, Inc.	Delaware
Global REIT PD S.a.r.l.	Luxembourg
GREIT France 1	Paris
GREIT France 2	Paris
SCI GREIT Paris 1	Paris

Schedule 3.13-6

Name	Jurisdiction of Organization
GREIT Paris 2	Paris
GREIT ICR Services Inc.	Delaware
ICR Services S.a.r.l.	Luxembourg
PD ICR	Nanterre
Hines Global REIT 4875 Town Center LLC	Delaware
Hines Global REIT 2615 Med Center Parkway LLC	Delaware
Hines Global REIT 2300 Main Street LP	Delaware
Hines Global REIT 2300 Main Street GP LLC	Delaware
Hines Global REIT Sulzenbrucker Strasse 7 LLC	Delaware
Hines Global REIT 55M Street LLC	Delaware
Hines Global REIT San Antonio Retail I LP	Delaware
Hines Global REIT San Antonio Retail I GP LLC	Delaware
Hines Global REIT Cabot Square Holdings LLC	Delaware
Global REIT Cabot Square HoldCo S.a.r.l.	Luxembourg
Cabot Square Retail S.a.r.l.	Luxembourg
25 Cabot Square S.a.r.l.	Luxembourg

Schedule 3.13-7

Name	Jurisdiction of Organization
Hines Global REIT Forchheim Logistics LLC	Delaware
Hines Global REIT Rim Lender LP	Texas
Hines Global REIT Rim Lender GP LLC	Texas
Hines Global REIT Bourke Trust	Australia
Hines Global REIT Summit Holdings LLC	Delaware
Hines Global REIT 320 108th Ave LLC	Delaware
Hines Global REIT Summit Services Inc.	Delaware
Hines Global REIT Karlsdorf LLC	Delaware
Hines Global REIT Duisburg LLC	Delaware
Hines Global REIT Nuremberg LLC	Delaware

Schedule 3.13-8

Schedule 5.11
UNENCUMBERED POOL

■	KOMO Plaza – a Class A, 293,727 s.f. multi-use property consisting of office, data center, broadcast, and retail space located in Seattle, Washington

■	9320 Excelsior Blvd – a 7-story, 254,915 s.f. Class A office building located in Hopkins, MN

■	250 Royall Street – a three story, 185,171 s.f. Class A office building located in Boston, MA

■	17600 Gillette – a two story, 98,925 s.f. Class A office building located in Irvine, CA

■	550 Terry Francois – a 6-story, 282,773 s.f. Class A office building located in San Francisco, CA

■	Riverside Center – a 508,368 s.f. Class A office building located in Boston, MA

■	2300 Main – a 132,064 s.f. Class A office building located in Los Angeles, CA

■	Markets at Tower Center – a 317,000 s.f. open-air retail center located in Jacksonville, FL

■	Avenue Murfreesboro – a 758,963 s.f. (794,019 s.f. with outparcels) open-air regional lifestyle center located in Murfreesboro, TN

■	The Rim - a 1,068,318 s.f. (914,000 s.f. currently owned) market power center located in San Antonio, TX

■	Campus at Marlborough – a four building, 532,246 s.f. office complex located in Marlborough, MA

Schedule 5.11-1

Schedule 6.01
EXISTING INDEBTEDNESS

Schedule 6.01-1

Schedule 6.02
EXISTING LIENS
See Schedule 6.01.

Schedule 6.02-1

Schedule 6.08
EXISTING RESTRICTIONS
NONE

Schedule 6.08-1

EXHIBIT A

ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:        _____________________________
2.    Assignee:        ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]]
3.    Borrower:        Hines Global REIT Properties LP

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Amended and Restated Credit Agreement dated as of _______________, 2015 among Borrower, the Lenders parties thereto, Administrative Agent, and the other agents parties thereto
6.    Assigned Interest:    _____________________________

Exhibit A-1

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:______________________________
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:______________________________
Title:

Exhibit A-2

[Consented to and] Accepted:
[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent
By:_________________________________
Title:
[Consented to:]
[NAME OF RELEVANT PARTY]
By:________________________________
Title:

Exhibit A-3

ANNEX 1
[__________________]
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and

Exhibit A-4

Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit A-5

EXHIBIT B
LIST OF GUARANTORS

1.	Hines Global REIT, Inc., a Maryland corporation

2.	Hines Global REIT 100/140 Fourth Ave LLC, a Delaware limited liability company

3.	Hines Global REIT 9320 Excelsior LLC, a Delaware limited liability company

4.	Hines Global REIT 250 Royall LLC, a Delaware limited liability company

5.	Hines Global REIT 17600 Gillette LP, a Delaware limited partnership

6.	Hines Global REIT 550 Terry Francois LP, a Delaware limited partnership

7.	Hines Global REIT Riverside Center LLC, a Delaware limited liability company

8.	Hines Global REIT 4875 Town Center LLC, a Delaware limited liability company

9.	Hines Global REIT 2300 Main Street LP, a Delaware limited partnership

10.	Hines Global REIT 2615 Med Center Parkway LLC, a Delaware limited liability company

11.	Hines Global REIT Marlborough Campus I LLC, a Delaware limited liability company

12.	Hines Global REIT San Antonio Retail I LP, a Delaware limited partnership

Exhibit B-1

EXHIBIT B-1

FORM OF GUARANTY
THIS GUARANTY dated as of _______________ executed and delivered by each of the undersigned, whether one or more, (all each a “Guarantor” and, collectively, the “Guarantors”), in favor of (a) JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the “Agent”) for the Lenders under that certain Amended and Restated Credit Agreement dated as of _______________, 2015, by and among HINES GLOBAL REIT PROPERTIES LP (the “Borrower”), the financial institutions party thereto and their assignees in accordance therewith (the “Lenders”), and the Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”) and (b) the Lenders.
WHEREAS, pursuant to the Credit Agreement, the Lenders have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, each Guarantor other than the REIT is a Subsidiary of the Borrower or of the REIT;
WHEREAS, the Borrower, each Guarantor and the other Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and
WHEREAS, each Guarantor’s execution and delivery of this Guaranty is one of the conditions precedent to the Agent and the Lenders making, or continuing to make, such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1. Guaranty. Each Guarantor hereby absolutely and unconditionally guaranties the due and punctual payment and performance of all of the following when due (collectively referred to as the “Obligations”): (a) all indebtedness and obligations owing by the Borrower to any of the Lenders or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans made by the Lenders to the Borrower under the Credit Agreement and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; and (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders or the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.

Exhibit B-1-1

Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Lenders and the Agent shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Lenders or the Agent may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations. In this connection, each Guarantor hereby waives the right of such Guarantor to require any holder of the Obligations to take action against the Borrower as provided by any legal requirement of any Governmental Authority.
Section 3. Guaranty Absolute. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any legal requirement now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and final payment and performance of the Obligations), including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
(a)    (i) any change in the amount, interest rate or due date or other term of any of the Obligations; (ii) any change in the time, place or manner of payment of all or any portion of the Obligations; (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Obligations; or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Obligations or any other instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
(b)    any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
(c)    any furnishing to the Agent or the Lenders of any security for the Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral security for the Obligations;
(d)    any settlement or compromise of any of the Obligations, any security therefor, or any liability of any other party with respect to the Obligations, or any subordination of the payment of the Obligations to the payment of any other liability of the Borrower;
(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any other Guarantor, the Borrower or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(f)    any nonperfection of any security interest or other Lien on any of the collateral securing any of the Obligations;

Exhibit B-1-2

(g)    any act or failure to act by the Borrower or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
(h)    any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;
(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or
(j)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor hereunder.
Section 4. Action with Respect to Obligations. The Lenders and the Agent may in accordance with the Credit Agreement, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Obligations, including, but not limited to, extending or shortening the time of payment of any of the Obligations or the interest rate that may accrue on any of the Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any Person liable in any manner for the payment or collection of the Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower or any other Person (including, without limitation, any other Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders or the Agent shall elect in accordance with the Credit Agreement.
Section 5. Representations and Warranties. Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full. The REIT hereby represents and warrants to the Agent and the Lenders that (a) the REIT will comply with all laws, rules, regulations and orders of any Governmental Authority required to maintain, and will at all times qualify as and maintain, its status as a real estate investment trust under Section 856(c)(1) of the Code, and (b) each of the REIT’s Subsidiaries that is a corporation is a “qualified REIT subsidiary” under Section 856 of the Code.
Section 6. Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any other Loan Documents. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 7. Waiver. Each Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Exhibit B-1-3

Section 8. Inability to Accelerate Loan. If the Agent and/or the Lenders are prevented from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 9. Reinstatement of Obligations. Each Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, with respect to any Obligations if at any time payment of any such Obligations is rescinded or otherwise must be restored by the Agent and/or the Lenders upon the bankruptcy or reorganization of the Borrower or any Guarantor or otherwise.
Section 10. Subrogation. Until all of the Obligations shall have been indefeasibly paid in full, any right of subrogation a Guarantor may have shall be subordinate to the rights of Agent and the Lenders and each Guarantor hereby waives any right to enforce any remedy which the Agent and/or the Lenders now have or may hereafter have against the Borrower, and each Guarantor hereby waives any benefit of, and any right to participate in, any security or collateral given to the Agent and the Lenders to secure payment or performance of any of the Obligations.
Section 11. Taxes. Each Guarantor hereby acknowledges and agrees that the terms of Section 2.17(a) of the Credit Agreement shall be binding on such Guarantor as though such Guarantor were a party thereto.
Section 12. Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, from and after an Event of Default under the Credit Agreement each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty held by such Lender then due and payable. Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the applicable provisions of the Credit Agreement, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Guarantor in the amount of such participation.
Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower or any other Guarantor to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower or any other Guarantor (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Obligations; provided, however, that payment thereof may be made so long as no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, then no Guarantor shall accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from the Borrower or any other Guarantor on account of or in any manner in respect of any Junior Claim until all of the Obligations have been indefeasibly paid in full.
Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent

Exhibit B-1-4

transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions.” Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor nor any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower, of the other Guarantors and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
SECTION 17. JURISDICTION, VENUE.
(a)    EACH GUARANTOR AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN HARRIS COUNTY, TEXAS SHALL HAVE NONEXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR ANY COLLATERAL. EACH GUARANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER IN ANY OTHER APPROPRIATE JURISDICTION. FURTHER, EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)    THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.

Exhibit B-1-5

Section 18. Loan Accounts. The Agent may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of Obligation or otherwise, the entries in such account shall be binding upon each Guarantor as to the outstanding amount of such Obligations and the amounts paid and payable with respect thereto absent manifest error. The failure of the Agent to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19. Waiver of Remedies. No delay or failure on the part of the Agent or the Lenders in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Lenders of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.
Section 20. Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to any Guarantor shall be deemed to include the Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders and the Agent may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Obligation, or grant or sell participation in any Obligations, to any Person or entity without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying such Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Agent or any Lender to any assignee, transferee or participant of any financial or other information regarding the Borrower or any Guarantor. Each Guarantor may not assign or transfer its obligations hereunder to any Person, except to the extent of transfers expressly permitted under the Credit Agreement.
Section 21. Amendments. This Guaranty may not be amended except as provided in the Credit Agreement.
Section 22. Payments. All payments made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the place and time provided for in the Credit Agreement on the date one (1) Business Day after written demand therefor to such Guarantor by the Agent.
SECTION 23. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER AND UNDER OTHER LOAN DOCUMENTS SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR (BUT NOT ITS PARTNERS, SHAREHOLDERS OR MEMBERS) CONFIRMS THAT IT (BUT NOT ITS PARTNERS, SHAREHOLDERS OR MEMBERS) IS LIABLE FOR THE FULL AMOUNT OF THE OBLIGATIONS AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER AND UNDER OTHER LOAN DOCUMENTS.
SECTION 24. WAIVER OF JURY TRIAL. THE GUARANTORS HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE GUARANTORS, THE AGENT AND THE LENDERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS GUARANTY OR THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF

Exhibit B-1-6

CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THE LOAN DOCUMENTS.
Section 25. Notices. All notices, requests and other communications hereunder shall be in writing and shall be given as provided in the Loan Agreement. Each Guarantor’s address for notice is set forth below its signature hereto.
Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 28. Definitions. (a) For the purposes of this Guaranty:
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code or any other applicable bankruptcy laws; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
Section 29. Unencumbered Pool. If any Guarantor owns an Eligible Qualified Property in the Unencumbered Pool, then such Guarantor agrees:
(a)    that it will not grant or allow to exist any Lien on such property other than Permitted Encumbrances; and
(b)    that it is bound by, and will not enter into any restrictive agreements prohibited by, Section 6.08 of the Credit Agreement.

Exhibit B-1-7

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.
(GUARANTOR)
By:
Name:
Title:
Address for Notices:
c/o Hines Global REIT Properties LP
2800 Post Oak Blvd., Suite 4800
Houston, Texas 77056
Attention: Sherri Schugart and Jason Maxwell

Exhibit B-1-8

EXHIBIT C

FORM OF [REVOLVING] [TERM] NOTE
$_________________    __________, 2015
FOR VALUE RECEIVED, HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Maker”), promises to pay without offset or counterclaim to the order of [insert name of Lender] (“Payee”), the principal amount equal to [the Term Loan Amount] [the lesser of (x) __________________________ ($_____________) or (y) the outstanding amount advanced by Payee as a Revolving Loan] under the Credit Agreement (as hereinafter defined), payable in accordance with the terms of the Credit Agreement.
Maker also promises to pay interest on the unpaid principal amount of this Note (this “Note”) at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement dated of even date herewith, among Maker, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
[Amounts borrowed may be repaid and reborrowed at any time prior to the termination of the Availability Period. Except as otherwise provided in the Credit Agreement, no Lender shall have any obligation to make a Loan to the extent such Loan would cause the sum of the total Revolving Credit Exposures to exceed the total Revolving Loan Commitments.]
This Note is subject to mandatory prepayment and prepayment at the option of the Maker, as provided in the Credit Agreement.
This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.
THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement. Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents).

Exhibit C-1

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.
HINES GLOBAL REIT PROPERTIES LP
By:    Hines Global REIT, Inc.,
General Partner
By:
Name:
Title:

Exhibit C-2

EXHIBIT C-1

FORM OF SWINGLINE NOTE
$50,000,000.00    __________, 2015
FOR VALUE RECEIVED, HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Maker”), promises to pay without offset or counterclaim to the order of ________________________________ (“Payee”), the principal amount equal to the lesser of (x) Fifty Million Dollars ($50,000,000.00) or (y) the outstanding amount advanced by Payee as a Swingline Loan under the Credit Agreement (as hereinafter defined), payable in accordance with the terms of the Credit Agreement.
Maker also promises to pay interest on the unpaid principal amount of this Note (this “Note”) at the rates and at the times which shall be determined in accordance with the provisions of that certain Amended and Restated Credit Agreement dated of even date herewith, among Maker, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Amounts borrowed may be repaid and reborrowed at any time prior to the termination of the Availability Period. Except as otherwise provided in the Credit Agreement, no Lender shall have any obligation to make a Loan to the extent such Loan would cause the sum of the total Revolving Credit Exposures to exceed the total Revolving Loan Commitments.
This Note is subject to mandatory prepayment and prepayment at the option of the Maker, as provided in the Credit Agreement.
This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.
THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement. Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents).

Exhibit C-1-1

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.
HINES GLOBAL REIT PROPERTIES LP
By:    Hines Global REIT, Inc.,
General Partner
By:
Name:
Title:

Exhibit C-1-2

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE
[TO BE UPDATED]
[Date]
JPMorgan Chase Bank, N.A.,
10 South Dearborn
IL1-0958
Chicago, Illinois 60603
Attn: Manager, Real Estate Group
Re:    Hines Global REIT Properties LP
Compliance Certificate for _______ through __________
Dear Ladies and Gentlemen:
This Compliance Certificate is made with reference to that certain Amended and Restated Credit Agreement dated as of ________________, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hines Global REIT Properties LP (the “Borrower”), the financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.
I hereby certify that I am the [chief financial officer] [principal accounting officer] [chief operating officer] [treasurer] [controller] of Hines Global REIT, Inc., and that I make this Certificate on behalf of the REIT. I further represent and certify on behalf of the REIT as follows as of the date of this Compliance Certificate:
I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the REIT and its Subsidiaries, during the accounting period (the “Reporting Period”) covered by the financial reports delivered simultaneous herewith pursuant to Section 5.01[(a)][(b)], and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of any condition or event which constitutes a Default or Event of Default.

Exhibit D-1

Attached hereto as Schedule B is a schedule of the amount, maturity, interest rate and amortization requirements for the outstanding Indebtedness. As of the last day of the Reporting Period, the amount of Indebtedness was $_____________, the amount of Secured Debt was $_____________, the amount of Indebtedness other than Secured Debt was $_____________, and the amount of Secured Recourse Debt was $_____________.
Attached hereto as (x) Schedule C-1 is a detailed calculation of Interest Expense for the Reporting Period, which amount was $__________, (y) Schedule C-2 is a detailed calculation of Interest Expense on Unsecured Debt for the Reporting Period, which amount was $__________, and (z) Schedule C-3 is a detailed calculation of the Interest Expense and principal paid on Indebtedness, which aggregated $__________.
Attached hereto as Schedule D is a detailed calculation of EBITDA for the Reporting Period, which amount was $___________.

Exhibit D-2

As of the last day of the Reporting Period:
1.    Ratio of Secured Debt to Total Asset Value:
(a)    Indebtedness secured by a Lien    $___________
(b)    Value of Real Property                            $___________
(c)    Cash and cash equivalents excluding tenant
security and other restricted deposits    $___________
(d)    Investments in loans    $___________
(e)    Investments in real estate related Unconsolidated
Affiliates    $___________

(f)	Earnest money deposits for Real Property acquisition
(limited to 5% of Total Asset Value)    $___________

(g)	Total Asset Value ((b) + (c) + (d) + (e) + (f)) but the
aggregate value of International Real Property is limited
to 55% of Total Asset Value,                        $___________

(h)	Ratio of Secured Debt to Total Asset Value _________%
(as a percentage, (a) ÷ (g))
2.    Ratio of Secured Recourse Debt plus Subordinated Debt to Total Asset Value:
(a)    Secured Recourse Debt    $___________

(b)	Subordinated Debt $___________

(c)	(a) + (b) $___________

(d)	Total Asset Value $___________
(e)    Ratio of Secured Recourse Debt plus Subordinated
Debt to Total Asset Value (as a percentage, (c) ÷ (d))    _________%

Exhibit D-3

3.    Debt Service Coverage Ratio:
(a)    EBITDA    $___________

(b)	Capital Expenditure Reserve $___________
(c)    (a) - (b)    $___________
(d)    Principal and interest paid on Indebtedness    $___________
(e)    Debt Service Coverage Ratio ((c) to (d))    _______ : 1.00
4.    Net Worth:
(a)    Total Asset Value    $___________
(b)    Indebtedness    $___________

(c)	Net Worth ((a) - (b)) $___________
5.    Unencumbered Interest Coverage Ratio:
(a)    Net Operating Income for the Unencumbered Pool, less
Capital Expenditure Reserve for each such property    $___________

(b)	Actual Interest Expense on Unsecured Debt other than
Subordinated Debt    $___________

(c)	Assumed interest due on Unsecured Debt other than
Subordinated Debt at 5.50% per annum    $___________

(d)	Greater of (b) or (c) $___________
(e)    Unencumbered Interest Coverage Ratio ((a) to (d))    ______ : 1.00
6.    Unencumbered Value Ratio:
(a)    Unsecured Debt other than Subordinated Debt    $___________
(b)    Value of the Unencumbered Pool    $___________
(c)    Unencumbered Value Ratio (as a percentage,
(a) ÷ (b))    _______%
7.    Ratio of Indebtedness to Total Asset Value:
(a)    Indebtedness    $___________
(b)    Total Asset Value    $___________
(c)    Ratio of Indebtedness to Total Asset Value Ratio
(as a percentage, (a) ÷ (c))    _______%

Exhibit D-4

8.    Investment Limitations:
(a)    (i)    Investments in Unconsolidated Affiliates    $___________
(ii)    Total Asset Value    $___________
(iii)    (i) ÷ (ii), expressed as a percentage    _______%
(b)    (i)    Investments in notes receivable secured by real estate or
ownership interests    $___________
(ii)    Total Asset Value    $___________
(iii)    (i) ÷ (ii), expressed as a percentage    _______%
(c)    (i)    Investments in undeveloped land    $___________
(ii)    Total Asset Value    $___________
(iii)    (i) ÷ (ii), expressed as a percentage    _______%
(d)    (i)    Investments in property under construction or
development    $___________
(ii)    Total Asset Value    $___________
(iii)    (i) ÷ (ii), expressed as a percentage    _______%
(e)    (i)    Investments in undeveloped land, Unconsolidated
Affiliates, property under construction or
development and notes receivable    $___________
(ii)    Total Asset Value    $___________
(iii)    (i) ÷ (ii), expressed as a percentage    _______%
This Compliance Certificate has been executed and delivered as of the date set forth above.
HINES GLOBAL REIT, INC.
By:
Name:
Title:

Exhibit D-5

EXHIBIT E-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20[ ]

Exhibit E-1-1

EXHIBIT E-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20[ ]

Exhibit E-2-1

EXHIBIT E-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, (ii) an IRS Form W-8BEN-E or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20[ ]

Exhibit E-3-1

EXHIBIT E-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN, (ii) an IRS Form W-8BEN-E or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:______________________________________
    Name:
    Title:
Date: ________ __, 20[ ]

Exhibit E-4-1